UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.            )

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Filed by a party other than the Registrant ☐

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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

ConnectOne Bancorp, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

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301 Sylvan Avenue

Englewood Cliffs, New Jersey 07632

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held on May 23, 2023

NOTICE IS HEREBY GIVEN that the Annual Meeting (the “Annual Meeting”) of ConnectOne Bancorp, Inc. (the “Company”), the holding company for ConnectOne Bank (the “Bank”), will be held via webcast on May 23, 2023 at 9:15 a.m. for the purpose of considering and voting upon the following matters, all of which are more completely set forth in the accompanying Proxy Statement:

1.	The election of twelve (12) directors of the Company, each to serve for the terms described in the proxy statement or until his or her successor is elected and shall qualify;

2.	The approval of an Amendment to the 2017 Equity Compensation Plan increasing the maximum number of shares of Common Stock or equivalents which may be issued under the Plan by 450,000 shares;

3.	To vote, on an advisory basis, to approve the executive compensation of the Company’s named executive officers, as described in this proxy statement;

4.	To ratify the appointment of Crowe LLP as the Company’s independent registered public accountants for the fiscal year ending December 31, 2023; and

5.	Such other business as shall properly come before the Annual Meeting.

This year's Annual Meeting will be a completely virtual meeting of shareholders, which will be conducted via a live webcast. You will be able to participate in the Annual Meeting, vote and submit your questions during the Annual Meeting via live webcast by visiting www.virtualshareholdermeeting.com/CNOB2023.

Because the Annual Meeting is virtual and being conducted via live webcast, shareholders will not be able to attend the Annual Meeting in person. Details regarding how to participate in the meeting online and the business to be conducted at the meeting are more fully described in the accompanying proxy statement.

Only holders of record of shares of the Company’s common stock (the “Common Stock”) at the close of business on April 3, 2023 will be entitled to vote at the Annual Meeting.

If you are participating in the Annual Meeting by webcast, you may vote online during the meeting even if you have already returned your proxy.

Very truly yours, FRANK SORRENTINO III Chairman of the Board of Directors

Englewood Cliffs, New Jersey

April 13, 2023

Important notice regarding the availability of Proxy Materials for the Annual Meeting of

Shareholders to be held on May 23, 2023.

We are distributing our proxy materials to shareholders via the U.S. Securities and Exchange Commission’s “Notice and Access” rules. We believe this approach allows us to provide shareholders with a timely and convenient way to receive proxy materials and vote, while lowering the costs of delivery and reducing the environmental impact of our Annual Meeting. We are mailing to our shareholders a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) beginning on or about April 13, 2023, rather than paper copies of the Proxy Statement, the proxy card and our annual report on Form 10-K for the fiscal year ended December 31, 2022. The Notice of Internet Availability contains instructions on how to access the proxy materials, vote and obtain, if desired, a paper copy of the proxy materials.

CONNECTONE BANCORP, INC.

PROXY STATEMENT FOR ANNUAL MEETING OF

SHAREHOLDERS TO BE HELD ON MAY 23, 2023

This Proxy Statement is being furnished to shareholders of ConnectOne Bancorp, Inc. (the “Company”) in connection with the solicitation by the Board of Directors of proxies to be used at the Annual Meeting of Shareholders to be held via webcast at 9:15 a.m. on May 23, 2023. We are holding our Annual Meeting via webcast. Because the Annual Meeting is virtual via live webcast, shareholders will not be able to attend the Annual Meeting in person but may participate by joining the live webcast. Please go to:

www.virtualshareholdermeeting.com/CNOB2023

for instructions on how to participate in the Annual Meeting. Any shareholder may participate and listen live to the webcast of the Annual Meeting over the Internet at such site. Shareholders of record as of April 3, 2023 may vote and submit questions either in advance of or while participating in the Annual Meeting via the Internet by using the control number included in the on the proxy statement or proxy card. The webcast starts at 9:15 a.m. We encourage you to access the meeting prior to the start time. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the Virtual Shareholder Meeting log-in page.

About the Annual Meeting

Why have I received these materials?

The accompanying proxy is solicited by the Board of Directors of ConnectOne Bancorp, Inc. (referred to throughout this Proxy Statement as the “Company” or “we”), the holding company for ConnectOne Bank, in connection with our Annual Meeting that will take place virtually on May 23, 2023. You are cordially invited to electronically participate in the Annual Meeting and are requested to vote on the proposals described in this Proxy Statement.

Who is entitled to vote at the Annual Meeting?

Holders of Common Stock as of the close of business on April 3, 2023, will be entitled to vote at the Annual Meeting. On April 3, 2023, there were outstanding and entitled to vote 39,094,630 shares of Common Stock, each of which is entitled to one vote with respect to each matter to be voted on at the Annual Meeting.

How do I vote my shares at the Annual Meeting?

If you are a “record” shareholder of Common Stock (that is, if you hold Common Stock in your own name as of April 3, 2023 on the Company’s stock records maintained by our transfer agent, Broadridge Financial Solutions, Inc.), you may vote by proxy or online at the Annual Meeting. To vote by proxy, you may use one of the following methods:

●	Telephone voting, by dialing the toll-free number and following the instructions on your proxy card;

●	Internet voting, by accessing the Internet at the web address stated on the proxy card and following the instructions; or

●	Vote by mail, by completing and returning the proxy card in the enclosed envelope. The envelope requires no additional postage if mailed in the United States.

If you hold your shares in “street name”, i.e., through a broker or other custodian, you must follow the voting instructions provided to you by your broker or custodian.

Can I change my vote after I return my proxy card?

Any shareholder of record has the power to revoke their proxy at any time before it is voted. You may revoke your proxy before it is voted at the Annual Meeting by:

●	voting again by telephone or the Internet, or completing a new proxy card with a later date – your latest vote will be counted;

●	filing with the Secretary of the Company written notice of such revocation; or

●	participating in the virtual Annual Meeting and voting online during the meeting.

What constitutes a quorum for purposes of the Annual Meeting?

The presence at the Annual Meeting online or by proxy of the holders of a majority of the voting power of all outstanding shares of Common Stock entitled to vote shall constitute a quorum for the transaction of business. Proxies marked as abstaining (including proxies containing broker non-votes) on any matter to be acted upon by shareholders will be treated as present at the meeting for purposes of determining a quorum but will not be counted as votes cast on such matters.

Why is it important to vote my shares?

If we do not have a quorum present at the Annual Meeting, we will need to adjourn the meeting to solicit additional proxies. This will cause additional expense and delay for the Company.

What vote is required to approve each item?

Pursuant to the New Jersey Business Corporation Act (“NJBCA”), directors are elected by affirmative vote of a plurality of the votes cast. Notwithstanding the foregoing, in accordance with the Company’s Bylaws, each of the Company’s directors has submitted an irrevocable resignation from the Board, which shall become effective in the event such director does not receive at least a majority of the votes cast in any uncontested election. In such an event, the director’s resignation will become effective at the earlier of (i) the selection of a replacement director by the Board of Directors, or (ii) 90 days after certification of such stockholder vote. Accordingly, in the event that a nominee for re-election to the Board receives a plurality of the votes cast, but not a majority, he or she shall be re-elected to the Board under the provisions of the NJBCA, but his or her service shall continue only until such resignation becomes effective. Therefore, as a practical matter, re-election to a new term on the Board requires the affirmative vote of a majority of the votes cast at the Annual Meeting.

The amendment to the 2017 Equity Compensation Plan, nonbinding resolution with respect to executive compensation, and the proposal for the ratification of the appointment of the independent registered public accountants, require the affirmative vote of a majority of the votes cast at the Annual Meeting by shares represented online or by proxy.

Summary of the Proposals

How does the Board recommend that I vote my shares?

Unless you give other instructions on your proxy card, the persons named as proxies on the card will vote in accordance with the recommendations of the Board of Directors. The Board’s recommendation is set forth together with the description of each item in this Proxy Statement. In summary, the Board recommends a vote:

■	FOR the directors’ nominees to the Board of Directors;

■	FOR the Amendment to the 2017 Equity Compensation Plan;

■	FOR approval of the non-binding resolution with respect to executive compensation; and

■	FOR ratification of the appointment of Crowe LLP as the Company’s independent registered public accountants for the fiscal year ending December 31, 2023.

With respect to any other matters that properly come before the Annual Meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion in the best interests of the Company. On the date this Proxy Statement went to press, the Board of Directors had no knowledge of any business other than that described in this proxy statement that would be presented for consideration at the Annual Meeting.

Who will bear the expense of soliciting proxies?

The Company will bear the cost of soliciting proxies. In addition to the solicitation by mail, proxies may be solicited personally or by telephone, facsimile or electronic transmission by our employees. In addition, we have retained Laurel Hill Advisory Group, LLC at an estimated cost of $6,500 plus reimbursement of out-of-pocket expenses, including per call fees for each call made, to assist in the solicitation of proxies. We also have agreed to indemnify Laurel Hill Advisory Group, LLC against certain liabilities in connection with this proxy solicitation.

PROPOSAL 1 - ELECTION OF DIRECTORS

The Certificate and By-Laws of the Company provide that the number of Directors shall not be less than five (5) or more than twenty-five (25) and permit the exact number to be determined from time to time by the Board of Directors.

Our eleven continuing directors and one new nominee have significant and varied operational, financial, risk, technology, corporate governance, leadership and other experience, and possess diversity of thought, gender and race. Over the past several years, we have enhanced the industry and Company-specific knowledge of our Board of Directors with fresh perspectives brought by our new directors. We believe that our directors are active and engaged and have the skills necessary to guide the Company as it grows, as our business strategy and the banking industry around us continue to evolve and as the financial services sector becomes ever more competitive.

Board Refreshment; Process for Identifying and Evaluating Nominees

The Board continually seeks to refresh and improve its composition and has added new directors both as a result of the acquisition of other insured institutions and through searches when it was determined that different skill sets or points of view were needed for the Board. Pursuant to the Nominating and Corporate Governance Committee Charter as approved by the Board, the Nominating and Corporate Governance Committee (the “NCG”) Committee is charged with the central role in the process relating to director nominations, including identifying, interviewing and selecting individuals who may be nominated for election to the Board of Directors. As part of the Board’s commitment to refreshment, a mandatory retirement age of 75 for directors has been adopted.

Assuming the election of newly nominated Board candidate Elizabeth Magennis, we will have had five (5) new members join our Board of Directors since 2018.

The process the NCG Committee follows when it identifies and evaluates individuals to be nominated for election to the Board of Directors is as follows:

Identification

Candidates to serve on the Board will be identified from all available sources, including recommendations made by shareholders. The NCG Committee’s charter provides that there will be no differences in the manner in which the NCG Committee evaluates nominees recommended by shareholders and nominees recommended by the NCG Committee or management, except that no specific process shall be mandated with respect to the nomination of any individuals who have previously served on the Board. The evaluation process for individuals other than existing board members will include:

●	a review of the information provided to the NCG Committee by the proponent of the candidate;

●	if requested, a review of reference letters from at least two sources determined to be reputable by the NCG Committee; and

●	a personal interview of the candidate, together with a review of such other information as the NCG Committee shall determine to be relevant.

Evaluation

The NCG Committee, in evaluating potential director candidates, conducts a check of the individual’s background, interviews the candidate, and determines whether the candidate is eligible and qualified for service on the Board of Directors by evaluating the candidate under the selection criteria set forth above.

The biography of each of the nominees below contains information regarding the person’s tenure as a director, business experience, other director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that caused the NCG Committee and the Board to determine that the person should serve as a director for the Company. The Board of Directors has determined that the Board as a whole must have the right diversity and complementary mix of characteristics and skills for the optimal functioning of the Board in its oversight of the Company. The Company considers the following requirements for each of its members of the Board:

1)

Experience: Current and past work and Board experience; knowledge of the banking industry and financial services companies; familiarity with the operations of public companies; and business and management experience and acumen.

2)

Personal characteristics: Ability to work collaboratively with management and as a member of the Board; ability to think strategically and develop a strategic vision or central idea for the Company; familiarity with and participation in the local businesses and the communities served by the Bank; integrity, accountability and independence.

3)

Director commitment: Time and effort available to devote to being a director; awareness and ongoing education; attendance at Board and committee meetings and other Company functions; other board commitments; stock ownership; changes in professional responsibilities; and length of service.

4)	Team and Company considerations: Balancing director contributions; diversity of skills; and financial condition.

Board Performance Evaluations

The NCG Committee and the Board both believe that an effective director evaluation process enables it to gain insights into the effectiveness of the Board, its committees and its individual members, with the goal of continually enhancing Board performance. In this regard, each year the Board, through the NCG Committee conducts an evaluation of the performance, effectiveness, and fulfillment of fiduciary duties of the Board as a whole, and of the performance of each member of the Board. The Board evaluation process generally comprises:

●	an annual, overall board evaluation;

●	an annual, individual director evaluation; and

●	a background and skills matrix questionnaire.

The evaluation is accomplished through completion of a written questionnaire by each director. The responses are provided to the NCG Committee, on an anonymous basis, and then shared with the full Board, also on an anonymous basis.

The Board adopted a skills matrix that represents certain skills that the Board identified as particularly valuable to the effective oversight of the Company and execution of its business. The following matrix shows those skills and the number of current directors having each skill, highlighting the diversity of skills currently on the Board, and the table below shows the length of tenure of our current Board members.

Human Capital			X		X		X	X	X		X
C-Suite Experience	X	X	X	X	X	X		X	X		X
Business/Market Knowledge	X	X	X	X	X	X	X		X	X
Risk Management		X		X				X	X		X
Public Company Governance	X	X				X					X
Financial Services Industry		X		X		X			X
Finance, Audit & Tax		X		X					X		X
Large Complex Organization	X	X		X	X
Mergers & Acquisition	X	X	X	X	X						X
Capital Markets		X									X
Technology & Cybersecurity		X
Non-Financial Regulated Experience		X	X				X
Government Relations			X	X	X					X	X

Director Tenure
Less than 8 Years	9
8 – 15 Years	1
More than 15 Years	1
* Does not include prior service as a director of an acquired financial institution.

Diversity

Although we have not adopted a formal policy on diversity, the Board looks to promote corporate social responsibility and diversity when selecting candidates for Board service. When the Board determines there is a need to fill a director position, we begin to identify qualified individuals for consideration. We seek individuals that possess skill sets that a prospective director will be required to draw upon in order to contribute to the Board, including professional experience, education, and local knowledge. While education and skills are important factors, we also consider how candidates will contribute to the overall balance of the Board, so that we will benefit from directors with different perspectives, varying viewpoints and wide-ranging backgrounds and experiences. We view and define diversity in its broadest sense, which includes gender, ethnicity, education, experience and leadership qualities.

As part of these efforts to promote corporate social responsibility, the following graphics summarize certain demographic characteristics of the Board of Directors:

Total Number of current Directors: Eleven (11)

PART 1 – Gender Identity	Female	Male	Non-Binary	Did Not Disclose Gender
# of Directors	1	10	0	0
PART II: Demographic Background
African American or Black	0	1	0	0
Alaskan Native or Native American	0	0	0	0
Asian	0	0	0	0
Hispanic or Latinx	0	0	0	0
Native Hawaiian or Pacific Islander	0	0	0	0
White	1	9	0	0
Two or more Races or Ethnicities	0	0	0	0
LBGTQ+	0
Did Not Disclose Demographic Background	0

In addition, Board nominee Elizabeth Magennis self identifies as female and white.

Nominees for Director

For 2023, there are twelve (12) nominees for Director. There are no arrangements or understandings between any director, or nominee for directorship, pursuant to which such director or nominee was selected as a director or nominee.

Joseph C. Parisi, Jr., who was a director of the Company and Bank, passed away on October 6, 2022. Mr. Parisi was a founding organizer of the Bank, and accordingly was instrumental to the Company’s creation and growth. He is and will continue to be greatly missed.

The Board of Directors of the Company has nominated for election to the Board of Directors the persons named below, each of whom, with the exception of Elizabeth Magennis, currently serves as a member of the Board. Ms. Magennis currently serves as the President of the Bank, a member of the Board of the Bank, and as a senior executive officer of the Company. If elected, each nominee will serve until the 2024 Annual Meeting of Shareholders, and until his or her replacement has been duly elected and qualified. The Board of Directors has no reason to believe that any of the nominees will be unavailable to serve if elected.

The following table sets forth the names, ages, principal occupations, and business experience for all nominees, as well as their prior service on the Board, if any. Unless otherwise indicated, principal occupations shown for each Director have extended for five or more years.

NOMINEES FOR ELECTION Name and Position with Company	Age	Principal Occupation for Past Five Years	Term of Office Since - Expires
Frank Sorrentino III, Chairman of the Board and CEO	61	Chairman of the Board & Chief Executive Officer of the Company and the Bank.	2014 – 2023
Frank W. Baier, Director	57	Executive Vice President and Chief Financial Officer of Continental Grain Company, a diversified operating and investment company.	2014 – 2023
Stephen T. Boswell, Lead Independent Director	69	President & Chief Executive Officer of Boswell Engineering.	2014 – 2023
Frank Huttle III, Director	69

Currently a partner at the law firm of Pashman Stein Walder Hayden P.C. Formerly a partner and of counsel to the law firm of Decotiis, Fitzpatrick, Cole and Giblin. Formerly the President of Hudson Capital Properties, a real estate management and investment company, and Executive Vice President and General Counsel of Hudson Media Inc., a diversified magazine service and holding company. Mr. Huttle also served as the Mayor of the City of Englewood, New Jersey until December 2018.

			2014 –2023
Michael Kempner, Director	65	President & Chief Executive Officer, MWWPR.	2014 – 2023
Elizabeth Magennis, President of the Bank, Nominee for the Board of Directors	54	President of the Bank (December 2020 – Present), Executive Vice President and Chief Lending Officer of the Bank (September 2006 – December 2020)	Nominee
Nicholas Minoia, Director	67

Managing Partner of Diversified Properties and Diversified Realty Advisors, both full service real estate development companies specializing in the development, construction and management of multifamily communities.

			2009 – 2023
Anson M. Moise, M.D., Nominee	43

Member, Governing Board of Health East Ambulatory Surgical Center; Attending Physician, Englewood Hospital Medical Center; Chairman, YourDrs, a telemedicine software enterprise; Attending Physician, Holy Name Medical Center; Owner & Medical Director, Health East Medical Alliance, Medical Director, Health East Ambulatory Surgical Center; formerly attending physician at Hackensack University Medical Center.

			2021 – 2023
Katherin Nukk-Freeman, Director	54	Co-founder of Nukk-Freeman & Cerra PC, a law firm specializing in labor and employment law.	2018 – 2023
Daniel Rifkin, Director	52	Managing Partner of Rifkin & Company, CPA’s, LLP; President of PayServ Corporation; former Vice Chairman of Greater Hudson Bank.	2019 - 2023
Mark Sokolich, Director	59	Mayor of Fort Lee, New Jersey; Managing Partner of Law Office of Mark J. Sokolich, a real estate, zoning and commercial law firm.	2020 -2023
William A. Thompson, Director	65	Managing Director, Spencer Pierce Capital LLC (investment bank) (2015 – present).	1994 – 2023

No Director of the Company is also currently a director of a company having a class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended, or subject to the requirements of Section 15(d) of such Act or any company registered as an investment company under the Investment Company Act of 1940.

The Company encourages all directors to attend the Company’s annual meeting. Each member of the Company’s Board of Directors participated in the Company’s 2022 virtual Annual Meeting of Shareholders.

Required Vote

IN ORDER TO BE ELECTED TO A FULL TERM ON THE BOARD OF DIRECTORS, DIRECTORS MUST RECEIVE THE AFFIRMATIVE VOTE OF A MAJORITY OF THE SHARES VOTING AT THE ANNUAL MEETING. SEE “WHAT VOTE IS REQUIRED TO APPROVE EACH ITEM?” ABOVE.

Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE NOMINEES SET FORTH ABOVE.

CERTAIN INFORMATION ABOUT THE BOARD OF DIRECTORS

Frank Sorrentino III, Chairman of the Board and Chief Executive Officer, 61: Mr. Sorrentino became Chairman and Chief Executive Officer of the Company commencing as of the closing of the Merger with the former ConnectOne Bancorp, Inc. (“Legacy ConnectOne”) on July 1, 2014 (the “Merger”). Prior to this, Mr. Sorrentino served as Chairman and Chief Executive Officer of Legacy ConnectOne and the Bank. Prior to becoming an officer of Legacy ConnectOne and the Bank, Mr. Sorrentino was a founding organizer of the Bank and a builder and construction manager in Bergen County, New Jersey. Through his business contacts in our market, Mr. Sorrentino has been able to bring customers and investors to the Company, and his real estate experience in our market is of great value to the Board. In addition, as the Company’s senior executive officer, his insight on the Company’s operations is invaluable to the Board.

Stephen T. Boswell, Lead Independent Director, 69:  Mr. Boswell was a founding organizer of the Bank. His firm, Boswell Engineering, Inc., for which he has served as President and Chief Executive Officer since 1990, is involved in many projects in our market. Through his business activities, Mr. Boswell has a strong sense of business conditions in our market that is invaluable to the Board.

Frank W. Baier, Director, 57:  Mr. Baier currently serves as Executive Vice President and Chief Financial Officer of Continental Grain Company, a diversified operating and investment company. Mr. Baier has an extensive background in finance. Mr. Baier’s extensive background and understanding of finance proves invaluable to the Board.

Frank Huttle III, Director, 69: Mr. Huttle was a founding organizer of the Bank. Mr. Huttle is a partner at the law firm of Pashman Stein Walder Hayden P.C., and was formerly a partner and of counsel to the law firm of Decotiis, Fitzpatrick, Cole and Giblin. Mr. Huttle also served as the Mayor of the City of Englewood, New Jersey until December 31, 2018. Prior to entering his legal practice in 1988, he was a Partner with Touche Ross & Co. Mr. Huttle also served as President of Hudson Capital Properties, a real estate management and investment company, and as Executive Vice President and General Counsel of Hudson Media Inc., a diversified magazine service and holding company. Mr. Huttle’s extensive experience in the insurance, mortgage banking and real estate industries provides valuable insight to the Board.

Michael Kempner, Director, 65: Mr. Kempner was a founding organizer of the Bank. He has over 30 years of public relations and marketing experience and has served as President and Chief Executive Officer for MWWPR since 1985. His experience as the head of a locally based media company has proved invaluable to the Board.

Elizabeth Magennis, Nominee, 54: Ms. Magennis became President of the Bank in December of 2020, having previously served as the Bank’s Executive Vice President and Chief Lending Officer beginning in September of 2006, including service to Legacy ConnectOne prior to the Merger. Ms. Magennis also serves as a member of the Board of the Bank. As President of the Bank, Ms. Magennis provides extensive leadership and managerial experience to the Board, and her insight into the Bank’s operations is critical to the Board.

Nicholas Minoia, Director, 67: Mr. Minoia’s experience as a principal of a full-service real estate group and his knowledge about the real estate market led the Board to conclude that Mr. Minoia should serve as a director.

Anson M. Moise, M.D., Director, 43: Dr. Moise is a physician, graduating from Cornell Medical College and board certified in both anesthesiology and pain management. Dr. Moise currently serves as a member of the Governing Board of the Health East Ambulatory Surgical Center and as an attending physician at several area hospitals. He also serves as the Chairman of YourDrs Inc., a telemedicine software company, and an owner of Health East Medical Alliance. He previously served as the Medical Director, Pain Specialists of New York & New Jersey. He is the co-founder of a substance abuse clinic, which helps those addicted to opioids and other illicit drugs. Dr. Moise is a long-time resident of our Bergen County market area, and is deeply committed to the community through his medical practice and affiliations with medical organizations and associations. In addition, his viewpoints and experiences will help the Board better ensure that the Company serves all communities in its trade area. These factors led the Nominating and Corporate Governance Committee to conclude that Dr. Moise would make a valuable contribution to the Board.

Katherin Nukk-Freeman, Director, 54, Ms. Nukk-Freeman is the co-founder of Nukk-Freeman & Cerra, P.C. a labor and employment law firm located in New York and New Jersey, as well as the co-founder of SHIFT HR Compliance Training. She has also served on the Board of Directors of the New York Society of Security Analysts (2010-2016), the Advisory Board of the Healthcare Businesswomen’s Association (2009 - 2019), as General Counsel to The Healthcare Marketing & Communications Council (2005 – 2009), on the Board of Trustees, Susan G. Komen Breast Cancer Foundation, Human Resources Committee (2004 – 2010), the Board of Trustees, The New Jersey Symphony Orchestra; Human Resources Committee (1999-2008) and the Board of Directors of the Commerce and Industry Association of New Jersey (2013 – 2016). Ms. Nukk-Freeman’s expertise in employment law, and best business practices in Human Resources and Diversity, Equity and Inclusion, coupled with her entrepreneurial undertakings, provides the Board with a unique and invaluable perspective.

Daniel Rifkin, Director, 52: Mr. Rifkin has been a certified public accountant since 1993 and, since 1999, has served as the Managing Partner of Rifkin & Company, LLP. Mr. Rifkin provides accounting services to both business enterprises and individuals, including tax planning, tax preparation, compilations, audits, and reviews. In addition, he serves as the President of Payserv Corporation, a payroll processing and human resource management company. Mr. Rifkin is a member of the American Institute of CPAs and the New York State Society of CPAs. Mr. Rifkin joined the Board of Directors in connection with the acquisition by the Company of Greater Hudson Bank, effective as of January 2, 2019. During his tenure at Greater Hudson Bank, he served as Vice Chairman from 2008 until its acquisition, and as Audit Committee Chairman for approximately five years. Mr. Rifkin’s expertise in accounting matters, and as the proprietor of locally owned businesses, provides him with a unique perspective valuable to the Company’s Board.

Mark Sokolich, Director, 59: Mr. Sokolich is an attorney and the Managing Partner of the Law Office of Mark J. Sokolich, a real estate, zoning and commercial law firm in Fort Lee, New Jersey, which he co-founded. Mr. Sokolich has been the Mayor of Fort Lee since 2008 and formerly served on the Fort Lee City Council for two years. Mr. Sokolich’s experience as a Mayor with expertise in municipal, redevelopment and real estate law would enable him to provide a dynamic and valuable perspective to the Board. Mr. Sokolich joined the Board of Directors in connection with the acquisition by the Company of Bank of New Jersey, effective as of January 2, 2020.

William A. Thompson, Director, 65: Mr. Thompson’s management and business experience led the Board to conclude that Mr. Thompson should serve as a director.

INFORMATION ABOUT THE BOARD OF DIRECTORS AND MANAGEMENT

Security Ownership of Management

The following table sets forth information as of April 3, 2023 regarding common stock and other equity securities of the Company beneficially owned by all Directors, executive officers described in the compensation table, and by all Directors, nominees to the Board and executive officers as a group, and by shareholders known to the Company to own at least 5% of the Company’s issued and outstanding shares of common stock. Beneficial ownership includes shares, if any, held in the name of the spouse, minor children or other relatives of the nominee living in such person’s home, as well as shares, if any, held in the name of another person under an arrangement whereby the Director or executive officer can vest title in himself at once or within sixty (60) days. Beneficially owned shares also include shares over which the named person has sole or shared voting or investment power, shares owned by corporations controlled by the named person, and shares owned by a partnership in which the named person is a partner.

			Percentage of
	Shares of		Common Stock
	Common Stock		Beneficially Owned
Directors and Nominees:
Frank Sorrentino III	753,335	(1)	1.93%
Frank W. Baier	97,629		0.25%
Stephen T. Boswell	316,568	(2)	0.81%
Frank Huttle III	177,136	(3)	0.45%
Michael Kempner	360,585	(4)	0.92%
Elizabeth Magennis	97,601		0.25%
Nicholas Minoia	56,731	(5)	0.15%
Anson Moise	3,516		0.01%
Katherin Nukk-Freeman	14,957	(6)	0.04%
Daniel Rifkin	206,024	(7)	0.53%
Mark Sokolich	91,311		0.23%
William A. Thompson	102,916	(8)	0.26%
Executive Officers Who Are Not
Directors or Nominees:
William S. Burns	95,887		0.25%
Christopher Ewing	39,313		0.10%
Michael O’Malley	467		0.00%
As a Group (15 persons)	2,413,976		6.18%

5% Shareholders:
Black Rock, Inc.	3,056,648	(9)	7.82%
Dimensional Fund Advisors LP	2,589,592	(10)	6.62%
Vanguard Group Inc.	1,962,278	(11)	5.02%

(1)	Includes 46,925 shares held in the name of Morgan Stanley f/b/o Frank Sorrentino III, IRA and 416 shares held by Mr. Sorrentino’s spouse in her IRA Account..

(2)

Includes (i) 254,084 held by an irrevocable trust for benefit of Mr. Boswell (of which the reporting person's spouse, adult daughter and unrelated third person are trustees), and to which Mr. Boswell has no economic interest and (ii) 26,121 held by an irrevocable trust for the benefit of Mr. Boswell's spouse (of which an unrelated third person is trustee).

(3)

Includes (i) 37,666 shares held in the name of Morgan Stanley f/b/o Frank Huttle III, IRA, (ii) 6,500 shares held as trustee of the Francesca Huttle 2004 Family Trust, (iii) 6,500 shares held as trustee of the Alexandra Huttle 2004 Family Trust, (iv) 78,724 shares held in the name of Mr. Huttle’s spouse, (v) 6,500 shares held by an LLC in which spouse is a member.

(4)	Includes 237,643 common shares pledged as collateral for a loan.

(5)	Includes 1,056 shares owned jointly an unaffiliated third-party.

(6)	Includes (i) 2,500 shares held jointly with spouse and (ii) 2,431 shares held by Mrs. Nukk-Freeman's spouse in his IRA Account.

(7)

Includes (i) 16,194 shares held in the name of Stifel Nicolaus f/b/o Daniel Rifkin IRA, (ii) 154,994 shares owned jointly with Mr. Rifkin’s wife, and (iii) 16,856 shares held in the name of Stifel Nicolaus f/b/o Sheila Rifkin IRA.

(8)	Includes 6,585 shares held by Mr. Thompson’s spouse and children

(9)

All information regarding the number of shares beneficially owned and the percent of ownership by BlackRock, Inc., was obtained from the 13G/A filed with the U.S. Securities and Exchange Commission on January 30, 2023. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(10)

All information regarding the number of shares beneficially owned and the percent of ownership by Dimensional Fund Advisors, LP, was obtained from the 13G/A filed with the U.S. Securities and Exchange Commission on February 10, 2023. The address of Dimensional Fund Advisors, LP is Building One, 6300 Bee Cave Road, Austin, Texas, 78746.

(11)

All information regarding the number of shares beneficially owned and the percent of ownership by Vanguard Group, Inc., was obtained from the 13G filed with the U.S. Securities and Exchange Commission on February 9, 2023. The address of Dimensional Fund Advisors, LP is Building One, 100 Vanguard Blvd., Malvern, PA 19355.

There are no shareholders other than those set forth above who are known to the Company to beneficially own 5% or more of the Common Stock of the Company.

Board of Directors; Independence; Committees

The Board of Directors held a total of thirteen (13) meetings in the year ended December 31, 2022. The Company’s policy is that all Directors make every effort to attend each meeting. For the year ended December 31, 2022, each of the Company’s Directors attended at least 75% of the aggregate number of meetings of the Board of Directors and Board committees on which the respective Directors served.

A majority of the Board consists of individuals who are “independent” under the NASDAQ listing standards. In making this determination the Board has considered the following:

●

The Company and the Bank have used Mr. Kempner’s firm, MWW Group, to provide advertising and public relations assistance and advice. The Board considered, among other factors, the fees paid to MWW Group as a percentage of the firm’s total revenue (less than 1%) and Mr. Kempner’s personal income and determined that the engagement of MWW Group did not interfere with Mr. Kempner’s exercise of independent judgment in carrying out the responsibilities of a director.

●

Several directors, including Messrs. Boswell, Huttle, and Kempner, each own a direct or indirect interest in a limited liability company which acts as a landlord for one of the Bank’s branches, See – CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS. The Board has further considered the fact that (i) Director Minoia also owns an interest in an entity which owns the Bank’s Summit branch and (ii) Director Rifkin owns an interest in (x) an entity which owns the Bank’s Bardonia, New York branch, and (y) an entity which owns the Bank’s Blauvelt, New York branch. The Board has concluded that based on interest in the rental payments compared to their overall net worth and cash, membership in such limited liability company does not interfere with their exercise of independent judgment in carrying out the responsibilities of a director.

Mr. Sorrentino, who serves as the Chairman and Chief Executive Officer, and Ms. Magennis, who serves as Bank President, are not independent. Shareholders wishing to communicate directly with the independent members of the Board of Directors may send correspondence to ConnectOne Bancorp, Inc., attn: Stephen T. Boswell, Lead Independent Director, 301 Sylvan Avenue, Englewood Cliffs, New Jersey 07632.

Code of Business Conduct and Ethics

The Company periodically reviews its corporate governance policies and procedures to ensure that the Company meets the highest standards of ethical conduct, reports results with accuracy and transparency, and maintains full compliance with the laws, rules and regulations that govern the Company’s operations. As part of this periodic corporate governance review, the Board of Directors reviews and adopts corporate governance policies and best practices for the Company. The board has formally adopted corporate governance guidelines and they are available at https://ir.connectonebank.com/documents-notifications/govdocs/default.aspx.

The Board of Directors has adopted a Code of Ethics governing our Chief Executive Officer and senior financial and accounting officers, as required by the Sarbanes-Oxley Act and SEC regulations, as well as the Board of Directors and other senior members of management. Our Code of Ethics governs such matters as conflicts of interest, use of corporate opportunity, confidentiality, compliance with law and the like. Our Code of Ethics is available on our website at www.connectonebank.com under “About”, then “Investor Relations”, then “Documents and Notifications.”

Committees

Committees of Our Board of Directors

Our Board of Directors frequently conducts business through committees. Our most significant committees are the Audit and Risk Committee, the Nominating and Corporate Governance Committee and the Compensation Committee. The table below sets forth the membership of these committees:

Committee	Membership
Audit and Risk Committee	Frank W. Baier*, Stephen T. Boswell, Frank Huttle III, Nicholas Minoia, and Daniel Rifkin
Nominating and Corporate Governance Committee	Frank Huttle III*, Nicholas Minoia, Katherin Nukk-Freeman and William A. Thompson
Compensation Committee	Stephen T. Boswell*, Katherin Nukk-Freeman, and William A. Thompson

* Chairman

Audit and Risk Committee

We maintain an Audit and Risk Committee in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934. The Audit and Risk Committee is responsible for the selection of the independent registered public accounting firm for the annual audit and to establish, and oversee the adherence to, a system of internal controls. The Audit and Risk Committee reviews and accepts the reports of our independent auditors and regulatory examiners. The Audit and Risk Committee arranges for an annual audit through its registered independent public accounting firm, evaluates and implements the recommendations of the auditors as well as interim audits performed by our outsourced internal auditors, receives all reports of examination by bank regulatory agencies, analyzes such regulatory reports, and reports to the Board the results of its analysis of the regulatory reports. The Audit and Risk Committee met eight (8) times during 2022. The Board of Directors has adopted a written charter for the Audit and Risk Committee which is available on our website at www.connectonebank.com. The Board has determined that Frank W. Baier, a member of Audit and Risk Committee beginning in 2018, qualifies as an “audit committee financial expert” under the Rules and Regulations of the Securities and Exchange Commission.

Independence of Audit and Risk Committee Members

All members of the Audit and Risk Committee are “independent” under the NASDAQ listing standards, meet the independence standards of the Sarbanes-Oxley Act for service on an audit committee, and are financially literate and can read and understand financial statements, as required by the Audit and Risk Committee charter.

Audit and Risk Committee Report

The Audit and Risk Committee meets periodically to consider the adequacy of the Company’s financial controls and the objectivity of its financial reporting. The Audit and Risk Committee meets with the Company’s independent auditors and the Company’s internal auditors, and the Company’s Chief Auditor, all of whom have unrestricted access to the Audit and Risk Committee.

In connection with this year’s financial statements, the Audit and Risk Committee has reviewed and discussed the Company’s audited financial statements with the Company’s officers and Crowe LLP, our independent auditors. We have discussed with Crowe LLP, the matters required to be discussed by Statement on Auditing Standards No. 61, (“Communication with Audit Committees”). We also have received the written disclosures and letters from Crowe LLP required by Independence Standards Board Standard No. 1 (“Independence Discussions with Audit Committees”) and have discussed with representatives of Crowe LLP their independence.

Based on these reviews and discussions, the Audit and Risk Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year 2022 for filing with the U.S. Securities and Exchange Commission.

Frank W. Baier (Chairman)

Stephen T. Boswell

Frank Huttle, III

Nicholas Minoia

Daniel Rifkin

Compensation Committee

During 2022, our Compensation Committee consisted of Stephen T. Boswell, Katherin Nukk-Freeman, and William A. Thompson.

Charter

The Board has defined the duties of its Compensation Committee in a charter. A copy of the current Compensation Committee charter is available on the Company’s website at www.connectonebank.com under “For Shareholders” and then under “Documents and Notifications.”

Authority, Processes and Procedures

The Compensation Committee is responsible for administering the Company’s equity compensation plans, for establishing the compensation of the Company’s President and Chief Executive Officer and for the Board of Directors, and for recommending to the Board the compensation of the other executive officers. The Compensation Committee also establishes policies and monitors compensation for the Company’s employees in general. While the Compensation Committee may, and does in fact, delegate authority with respect to the compensation of employees in general, the Compensation Committee retains overall supervisory responsibility for employee compensation. With respect to executive compensation, the Compensation Committee receives recommendations and information from senior staff members, as well as outside compensation consultants, regarding issues relevant to determinations made by the Compensation Committee. Mr. Sorrentino participates in Committee deliberations regarding the compensation of other executive officers but does not participate in deliberations regarding his own compensation.

Independence of Compensation Committee Members

The Committee is comprised solely of independent directors.

Consultants

The Compensation Committee recognizes that it is essential to receive objective advice from an outside compensation consultant. Currently, the Compensation Committee utilizes Meridian Compensation Partners, LLC (“Meridian”) as its independent compensation consultant. Meridian reports directly to the Compensation Committee and attends meetings as requested. The Compensation Committee has assessed Meridian’s independence relative to the NASDAQ listing rules and determined that there are no conflicts of interest. The Compensation Committee also closely examines the safeguards and steps Meridian takes to ensure that its executive compensation consulting services are objective. The Compensation Committee takes into consideration that:

●	the Compensation Committee directly hired and has the authority to terminate Meridian’s engagement;

●	the Compensation Committee solely determined the terms and conditions of Meridian’s engagement, including the fees charged;

●	Meridian and its consultants have direct access to members of the Compensation Committee during and between meetings;

●	Meridian does not provide any other services to the Company, the Bank, its directors or executives; and

●

interactions between Meridian and its consultants and management generally are limited to discussions on behalf of the Compensation Committee and information presented to the Compensation Committee for approval.

Nominating Committee Matters

Independence of Nominating and Corporate Governance Committee Members

All members of the Nominating and Corporate Governance Committee of the Board have been determined to be “independent directors” pursuant to the definition contained in NASDAQ Rule 5605.

Procedures for Considering Nominations Made by Shareholders

The Nominating and Corporate Governance Committee charter describes procedures for nominations to be submitted by shareholders and other third-parties, other than for candidates who have previously served on the Board or who are recommended by the Board. The Company’s bylaws state that a nomination must be delivered to Company’s Corporate Secretary at the principal executive offices of the Company not later than the close of business on the 50th day or no earlier than the close of business on the 75th day prior to the anniversary of the preceding year’s annual meeting; provided, however, that if less than 60 days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of meeting was mailed or such public disclosure was made, whichever first occurs. The public announcement of an adjournment or postponement of an annual meeting will not commence a new time period (or extend any time period) for the giving of a notice as described above. The bylaws require a nomination notice to set forth as to each person whom the proponent proposes to nominate for election as a director: (a) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Schedule 14A under the Securities Exchange Act of 1934, as amended (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director it elected), and (b) information that will enable the Nominating Committee to determine whether the candidate or candidates satisfy the criteria established pursuant to the charter for director candidates.

Third Party Recommendations

In connection with the 2022 annual meeting, the Nominating and Corporate Governance Committee did not receive any nominations from any shareholder or group of shareholders that owned more than 5% of common stock for at least one year.

Compensation Committee Interlocks and Insider Participation

There are no compensation committee “interlocks,” which generally means that no executive officer of the Company or the Bank served as a director or member of the compensation committee of another entity, one of whose executive officers serves as a director or member of the Compensation Committee of the Company.

Board Leadership; Lead Independent Director

Frank Sorrentino III, the Company’s President and CEO, also serves as Chairman. The Board considered the fact that Mr. Sorrentino had served as Chairman, President and CEO of our predecessor company, believed that that structure had worked well for the predecessor company and noted the success that Mr. Sorrentino had in growing the predecessor company. The Board believes that the combination of these two roles at this time provides the benefit of more consistent communication and coordination throughout the organization. This, in turn, will result in a more effective and efficient implementation of corporate strategy and is important in unifying the Company’s strategy behind a single vision.

Our Board has also appointed Mr. Stephen T. Boswell, an independent director, to serve as Lead Independent Director of the Board. As Lead Independent Director, Mr. Boswell is charged with presiding over all Board meetings when the Chairman is not present and presides over meetings of the non-management directors held in executive session. The Lead Independent Director has the responsibility of meeting and consulting with the Chairman and Chief Executive Officer on Board and committee meeting agendas, acting as a liaison between management and the non-management directors, including maintaining frequent contact with the Chairman and Chief Executive and advising him on the efficiency of the Board meetings, and facilitating teamwork and communication between the non-management directors and management.

Majority Vote Requirement

Although the NJBCA provides that elections to the Board of Directors are approved under a plurality voting standard, the Company’s has adopted a “majority voting” standard in uncontested elections in its bylaws. Pursuant thereto, each director has delivered to the Board an irrevocable resignation, which shall become effective in the event that, in an uncontested election, such director receives fewer “for” votes than “against” or “withhold” votes. Such resignation shall become effective upon (i) the selection of a replacement director, or (ii) 90 days after certification of such stockholder vote. The Board believes that this strategy best places ultimate authority of Board composition in the hands of the Company’s shareholders.

Risk Oversight

In General

Risk is an inherent part of the business of banking. Financial risks faced by the Bank include credit risk relating to its loans and interest rate risk as it pertains to its entire balance sheet. The Bank is also exposed to non-financial risks relating to its operations, personnel, and regulatory environment, as well as extraneous risks surrounding regional and global socioeconomic conditions. The Board of Directors oversees these risks through the adoption of policies and by delegating oversight to certain committees, such as the Audit and Risk Committee, which is chartered with the responsibility to oversee and manage the risk profile of the Bank, and through our Chief Risk Officer. This is accomplished through risk assessments, periodic committee meetings, and reporting from risk owners and control functions. Other committees focus on risks arising from specific Company activities, including the Loan and Asset/Liability Committee of the Bank. These committees exercise oversight by establishing a corporate environment that promotes timely and effective disclosure, fiscal accountability and compliance with all applicable laws and regulations.

Cyber security risks are overseen by the Bank’s IT/Technology Committee, which is a management committee consisting of the Chief Executive Officer, Bank President, Chief Financial Officer, Chief Operations Officer, Chief Risk Officer, Chief Compliance Officer, Chief Credit Officer, Information Technology Manager and the Technology Oversight manager. The purpose of this committee is to identify and assess current information technology threats and risks, including those related to the Company’s new technology projects and ongoing strategic initiatives. On a quarterly basis, the Chief Operations Officer updates the full board of directors on the activities undertaken by the IT/Technology Committee. The Company has also established a cyber security training program, which requires every employee and member of the board to undertake annual training. The Bank’s cyber security compliance program is audited by the Bank’s outsourced internal auditor. Finally, the Bank maintains insurance which may provide coverage for expenses and certain losses incurred in connection with a cyber security incident.

Hedging and Pledging Policy

The Company considers it inappropriate for any director or officer to enter into speculative transactions in the Company’s securities to attempt to separate the economic risk of holding the Company’s securities from the ownership of the securities. The Company’s insider trading policy therefore prohibits the purchase or sale of puts, calls, options, or other derivative securities based on the Company’s securities. This prohibition also includes hedging or monetization transactions, such as forward sale contracts, in which the stockholder continues to own the underlying security without all the risks or rewards of ownership. In addition, the policy prohibits directors and executive officers from pledging Company securities, either as collateral for a loan or otherwise. However, outstanding pledges as of the time the policy was amended to prohibit pledging (November 23, 2021) were grandfathered and may remain in place. The prohibitions also do not apply to a broker-assisted cashless exercise of stock options granted as part of a Company incentive plan.

Environmental, Social, and Corporate Governance

The Company believes it is both socially important, and good business, to conduct its business in a manner that provides a return to its shareholders and contributes to the well-being of its customers, employees, and the communities it serves.

As part of its commitment to ESG matters, the Board amended the charter of the Board’s Nominating and Corporate Governance Committee to provide that Committee with oversight over the Company’s ESG planning and initiatives. In assigning oversight of the Company’s ESG matters to the Nominating and Corporate Governance Committee, the Board sought to ensure that the Board would have direct involvement and supervision of these matters.

Set forth below are some representative examples of the Company’s ESG efforts so far:

Environmental

•

We seek to incorporate sustainability into our operations through the procurement of sustainable office supplies.  As part of our procurement strategy, we purchase SFI certified copy paper and FSC certified paper supplies.  We also use copiers and printers that are Energy Star certified and have an ink and toner recycling program.

•

To reduce our energy usage, we have begun retrofitting our branches and offices with LED and other forms of low voltage lighting. As of December 31, 2022, we have retrofitted approximately 65% of our branch locations.

•	Provided two charging stations for electric vehicles.

Social

•

We encourage employee volunteerism to support causes throughout the Bank’s footprint. In 2022, Bank employees donated almost 820 hours in volunteer work both through individual and Bank-organized activities.

•

We encourage and support financial literacy programs, providing resources to approximately 30 free/reduced lunch schools within our markets. In addition, from 2021 into early 2023, the Bank sponsored financial literacy programs for 788 Union Township High School students covering over 1,992 hours of learning.

•	We actively contribute to charitable causes in the communities we serve – during 2022 we contributed over $335,000 to over 150 different charitable organizations and schools.

•

We maintain clear policies prohibiting discrimination in lending based on gender, race or national origin. Our antidiscrimination policies can be found on our website at https://ir.connectonebank.com/documents-notifications/govdocs/default.aspx.

•	To provide greater access to our services, we provide digital, mobile and online banking services and continue to make investments in these areas to further enhance these services.

•	Our Federal regulators have assigned us a Community Reinvestment Act rating of Satisfactory.

People

The Company believes that creating a positive work environment for its employees is critical to our success and our ability to serve our customers and generate a return for our shareholders. We encourage and support the growth and development of our employees and, wherever possible, seek to fill positions by promotion and transfer from within the organization. We have formalized our commitment to training, education and mentoring through our ConnectOne University program.

ConnectOne University houses our training, leadership development, continuing education and mentorship programs. Through ConnectOne University, employees:

•

Receive and complete required job training related to their position with the Company, such as compliance training and position specific training. Classes include an ABA approved curriculum as well as other third party and Company proprietary courses;

•	May take classes to attain job specific certifications to help with career development;

•	May take continuing education classes related to other positions and operations at the Company;

•	May take business related continuing education classes at partner community colleges and other institutions through a New Jersey State grant program;

•	May participate in career mentoring programs in which employees meet with senior officers of the Company to discuss career development; and

•	May participate in a tuition reimbursement program under which the Company will reimburse employees for up to $5,250 in tuition expense related to approved business-related course work at any school.

During 2022, 236 employees participated in our leadership and mentoring programs within ConnectOne University.

Through ConnectOne University, we also sponsor two employees each year to attend the Stonier Graduate School of Banking. This is a competitive process requiring an employee to be nominated by the employee’s manager and then participate in a panel interview.

•

We offer our employees a full benefits program, including health insurance, flexible spending accounts, a 401(k) plan with the Company matching employee contributions up to 5.0% of the employee’s compensation, and an employee discount program under which our employees get discounts at various retailers and service providers.

•

We request employee feedback and concerns through our annual Employment Engagement Survey. The results of this survey are presented to our senior management group for the identification of action items to be implemented. During 2021, approximately 74% of our employees participated in the Engagement Survey, and in 2022 approximately 86% of our employees participated in the Engagement Survey.

Diversity and Inclusion

The Company strongly believes that having a workforce and Board that is reflective of the communities it serves is an important way to provide value to its employees, customers, and shareholders. As part of this effort, the Company has taken several actions to encourage and promote diversity at the Bank:

•

We provide Board oversight of Company policies related to social responsibility issues, including diversity and equal opportunity employment, through the Compensation Committee as well as the Nominating and Corporate Governance Committee through its oversight of ESG maters.

•	We conduct an annual Employee Engagement Survey to evaluate Bank employees’ opinions on various topics, including diversity at the Bank.

•

We have adopted policies affirming our commitment to equal opportunity and equal pay and prohibiting discrimination and harassment. These policies can be found on our website at https://ir.connectonebank.com/documents-notifications/govdocs/default.aspx.

The Company recognizes that developing a diverse and inclusive workplace is an ongoing process that requires broad participation from all employee levels and strongly supports Board, management, and employee involvement for diversity and inclusion events and initiatives.

Corporate Governance

•	As discussed above, our Nominating and Corporate Governance Committee of our Board of Directors has been appointed to oversee the Company’s ESG performance and initiatives.

•

We maintain, through an independent third party, a whistleblower hotline that is available seven days a week, 24 hours a day, and that permits employees to anonymously report concerns and have policies prohibiting retaliation against any employee raising a good faith concern.

•

We maintain a detailed code of ethics, which includes provisions on conflicts of interest, and which is available on our website at https://ir.connectonebank.com/documents-notifications/govdocs, as well as detailed policies prohibiting money laundering, bribery and other corrupt practices.

•	Our Board takes an active role in our cybersecurity risk program, and we maintain a cybersecurity training program for our employees and members of our Board – See “Risk Oversight”.

EXECUTIVE COMPENSATION - COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee (the “Committee”) and the Company are both committed to a pay-for-performance philosophy. This Compensation Discussion & Analysis (“CD&A”) provides information about the strategies and policies developed to ensure that executive compensation is strongly correlated with the Company’s overall performance and the individual performance of our executives.

Our Named Executive Officers (“NEOs”) for 2022 were:

Frank Sorrentino III	Chairman, President, & Chief Executive Officer

William S. Burns	Senior Executive Vice President & Chief Financial Officer

Elizabeth Magennis	Bank President

Christopher Ewing	Executive Vice President & Chief Operations Officer

Michael O’Malley	Executive Vice President & Chief Risk Officer

Executive Summary

Business Results

Fiscal year 2022 represented another successful year for the Company, as the economy continued its recovery from the COVID-19 pandemic but began to face substantial headwinds from increased inflation and actions taken by the Federal Reserve to slow inflation, including substantial increases in interest rates and reductions in the money supply, during the second half of the year.

Despite all the uncertainty in 2022, we achieved strong full-year results with reported net income available to common shareholders of $119.2 million. We achieved strong growth in our loan portfolio, and in shareholders’ equity and tangible book value per share, while continuing to maintain solid asset quality and regulatory capital ratios. During 2022, we accomplished the following:

•	Strong financial operating performance:
o

Diluted earnings per share were $3.01 for 2022, representing a return on tangible common equity of 14.48%, a return on average common equity of 11.46%, a return on assets of 1.36%, and PPNR (pre-provision net revenue) as a percent of average assets was 2.17%.

o	For the full-year 2022, our efficiency ratio was 39.0%, in the top-tier of industry performance.
o	Our net interest margin increased to 3.69% during 2022.
•	Tangible book value per share increased by 7.9% to $21.71 at year-end 2022 from $20.12 at year-end 2021.
•	Gross loans increased by 18.6% to $8.1 billion at year-end 2022 from $6.8 billion at year-end 2021.
•	Asset quality remained solid. Our nonperforming assets ratio declined to 0.46% at year-end 2022 compared to 0.76% at year-end 2021.
•	Our tangible common equity ratio at year-end exceeded 9%.

2022 Compensation Decisions in Support of our Pay for Performance Philosophy

Our executive compensation program, practices and pay decisions are designed to be directly aligned with shareholders through rigorous stock ownership guidelines and equity based long-term incentives. As a result, our executive team is better rewarded when our stockholders see greater returns, and rewarded less when returns are not strong.

Our Compensation Approach

Our long-range mission is to produce value for our shareholders by providing outstanding service and responsiveness to the markets and customers we serve. These goals are reflected in the Company’s compensation programs for its executive officers by:

•

Ensuring that our key NEOs maintain and hold a significant equity interest in the Company, thereby further aligning management interests with those of the shareholders, by making a significant portion of incentive compensation payable in Company stock and through robust stock ownership guidelines for our NEOs;

•	Creating balanced incentives that do not encourage NEOs to expose the Company to inappropriate risks by providing excessive compensation that could lead to material loss;

•	Providing a market competitive overall compensation package so that the Company may attract, retain and reward highly qualified, motivated and productive executives; and

•	Rewarding individuals based on their responsibility and achievements within a framework that is internally equitable.

Performance-Based Compensation

Pay-for-performance is a key objective of our executive compensation program. A significant portion of our compensation program focuses on performance-based pay that rewards our achievements on an annual basis as well as our ability to deliver long-term value to our stockholders. We have a balanced approach to total compensation that includes a mix of base/fixed pay and variable/performance-based pay, a proportion of cash and equity and a proportion of short- and long-term incentive compensation. For the fiscal year 2022, our compensation targets and pay mix (targeting market median) are show below and represent our goal to provide:

●	Significant portion of target pay that is at-risk and based on performance (66% for CEO and 52% for other NEOs).

●	Meaningful portion of pay that is denominated as equity (37% for CEO and 26% for other NEOs).

●	Half of our equity share grants will vest only if predetermined performance goals are achieved.

CEO Target Pay Mix	Other NEOs Target Pay Mix (1)

(1)	Weighted Average of the Named Executive Officers other than the Chief Executive Officer

Compensation Design Principles and Governance Best Practices

The design principles of our executive compensation programs are intended to protect and promote the interests of our stockholders. Below we summarize certain practices we have implemented to drive performance and those we have not implemented because we do not believe they would serve our stockholder’s long-term interests.

●	What We Do:

o	Pay for Performance — We provide a significant portion of pay based on performance (short- and long-term incentives)

o

Sound Risk Management — We discourage excessive risk taking and have designed our incentive plans with appropriate risk-mitigating features, as well as the ability of the Committee to negatively adjust payouts.

o	Caps on Incentives — We subject both short- and long-term incentive payments to caps.

o	Clawback — We have adopted a clawback policy requiring the return of incentive compensation in the event of a financial restatement.

o	Stock Ownership Guidelines — We require our executives and directors to own and hold significant shares in our Company.

o	Double-Trigger Change-in-Control (CIC) — CIC benefits pursuant to employment or change in control agreements are only paid upon a termination event following a CIC.

o	Independence — The Committee engages an independent compensation consultant.

o

Competitive Benchmarking — The Committee engages an independent consultant to benchmark our compensation practices regularly to ensure executive compensation is consistent with market and best practices.

o	Vesting Requirements – Awards of restricted stock are made subject to vesting requirements, generally three years, to encourage retention of our high performing employees.

●	What We Don’t Do:

o	Tax Gross-Ups — We do not provide excise tax gross-ups on benefits or in change-in-control agreements.

o	Stock Option Repricing — Our equity plans do not permit repricing of stock options that are out-of-the-money.

o	Excessive Perquisites — We do not permit perquisites other than those that are business-related.

o	Dividends on Unvested Stock Awards— We do not pay dividends or dividend equivalents on unearned performance units or deferred stock units.

o

Hedging/Pledging - Our insider trading policy prohibits the purchase or sale of puts, calls, options, or other derivative securities based on the Company’s securities. This prohibition also includes hedging or monetization transactions, such as forward sale contracts, in which the stockholder continues to own the underlying security without all the risks or rewards of ownership. The policy also prohibits our directors and executive officers from pledging Company stock as collateral for a loan or otherwise (although pledges in effect on the date the policy was amended, November 23, 2021, to prohibit pledging were grandfathered and allowed to remain in place).

Say on Pay/Say on Frequency

The Company solicited a shareholder advisory vote on executive compensation in 2022, which received approval of 97.6% of the shares voted. Our shareholders have annually provided an advisory vote on executive compensation, which our Compensation Committee reviews and considers each year. While the say on pay vote is a formal means of soliciting shareholder feedback, the Company welcomes the opportunity to engage with shareholders any time.

Executive Compensation Objectives and Policies

We use our executive compensation programs to align the interests of executive officers with our shareholders. Our programs are designed to attract, retain and motivate leadership to support our growth and sustain our competitive advantage. Our compensation opportunities are aligned with the competitive market with actual pay that is designed to vary dependent on performance. We utilize a balance of fixed and variable pay components, cash and equity, and short and long-term performance horizons to determine our pay. Our compensation program is designed to support our business strategies, align our pay with our performance and reinforce sound compensation governance to mitigate excessive risk taking. The table below gives an overview of the compensation components used in our program and matches each with one or more of the objectives described above.

Compensation Component		Purpose/Objective
Base Salary	●	provides a competitive level of fixed income based on role, experience and individual performance; target market median

Annual Incentive Plan	●	motivates and rewards executives for performance on key financial, operational and individual objectives in support of our annual business plan and broader corporate strategies

	●	rewards vary based on performance (higher performance will result in above market median pay; lower performance will result in below market median pay)

Long-Term Incentive Plan	●	aligns executives’ interests with those of shareholders through equity-based compensation

	●	rewards executives for long-term shareholder value creation

	●	encourages retention through multiple year vesting

	●	motivates and rewards executives for performance – vesting and value is tied to achievement of specific performance and/or stock price appreciation

Other Benefits	●	provides a base level of competitive benefits for executive talent

Employment Agreements/Severance & CIC Agreements	●	provides employment security to key executives

	●	focuses executives on company performance and transactions that are in the best interests of shareholders, regardless of the impact such transactions may have on the executive’s employment

2022 Executive Compensation Program and Pay Decisions:

Base Salary

The Compensation Committee reviews salaries each year with the goal to retain competitive positioning with the market as the Company continues to grow. The Committee considers the benchmark data provided by its consultant, performance, experience and any unique contributions of the role(s) as appropriate. The table below summarizes the salaries effective as of January 1, 2021 and January 1, 2022:

Executive	2021 Base Salary	2022 Base Salary	Increase
Frank Sorrentino	$825,000	$900,000	9.09%
William S. Burns	$430,000	$465,000	8.14%
Elizabeth Magennis	$450,000	$500,000	11.11%
Christopher Ewing	$375,000	$390,000	4.00%
Michael O'Malley	$325,000	$350,000	7.69%

In early 2023, based on the updated market benchmarking conducted by the Committee’s consultant, the Compensation Committee approved the following base salaries for 2023:

Executive	2023 Base Salary	Percent Increase from 2022
Frank Sorrentino	945,000	5.00%
William S. Burns	488,000	4.95%
Elizabeth Magennis	525,000	5.00%
Christopher Ewing	400,000	2.56%
Michael O'Malley	368,000	5.14%

Peer Group & Competitive Benchmarking

The Compensation Committee periodically conducts comprehensive benchmark reviews. As a result, the peer group analysis and competitive benchmarking conducted in November 2021 was used to assess and set 2022 compensation levels. Peer banks consisted of publicly traded Mid-Atlantic, Connecticut, Massachusetts, and Rhode Island bank holding companies with a total asset range of $4 billion to $20 billion, that positioned the Company appropriately versus assets of the peers at the time of selection. Below is a list of the 2022 peer group companies.

2022 Peer Group
Berkshire Hills Bancorp	Independent Bank Corp.
Brookline Bancorp	Lakeland Bancorp
Cambridge Bancorp	OceanFirst Financial
Community Bank System	Peapack-Gladstone Financial
Customers Bancorp	Provident Financial Services
Dime Community Bancshares	Sandy Spring Bancorp
Eagle Bancorp	The Bancorp
Flushing Financial	Univest Financial
HarborOne Bancorp	Washington Trust Bancorp

Annual Incentive

An important element of our performance-based pay program is our Executive Annual Incentive Plan, which provides cash incentives based on attaining pre-established goals. Each participant has a target incentive opportunity expressed as a percentage of base salary, although actual payouts can range from a 50% payout at threshold performance to 150% of target for stretch performance, with no payout below threshold. The 2022 incentive targets, which were increased up to 10% of salary from 2021, based on market data, are summarized below.

Target Incentive Opportunity
(+/- 50% for each performance goal for
Executive	threshold, target and stretch)
Frank Sorrentino III	85%
William S. Burns	60
Elizabeth Magennis	60
Christopher Ewing	50
Michael O’Malley	35

The Compensation Committee establishes performance measures on an annual basis that are tied specifically to the Company’s financial performance (return on average assets, operating efficiency ratio and tangible book value) and individual executive performance. These metrics were selected by the Compensation Committee to reflect our profitability, strategic priorities and shareholder value. The weights and performance goals of these factors are summarized in the following table:

		Threshold	Target	Stretch
Performance Measure	Weight	(50%)	(100%)	(150%)
Core Return on Assets (ROA)	25%	1.00%	1.20%	1.40%
Operating Efficiency Ratio (1)	25%	44.0%	42.0%	40.0%
Tangible Book Value Per Share	25%	$19.75	$20.5	$21.25
Individual Strategic Performance	25%		Varies

(1)The Operating Efficiency Ratio is calculated as total noninterest expenses, excluding amortization of intangibles, foreclose property expense and other non-operating expenses, divided by the sum of (i) net interest income, on a fully taxable equivalent basis and (ii) noninterest income, excluding securities gains/losses and other nonrecurring items.

At the end of the year, the Compensation Committee determined a payout percentage based on an assessment of the Company’s three quantitative financial measures as well as an assessment of each executive’s performance and contribution toward strategic goals. The corporate results were calculated as follows:

Performance Measure	2022 Performance	Result	Payout Result
Core Return on Assets (ROA)	1.47%	Above Stretch	150%
Operating Efficiency Ratio	39.0%	Above Stretch	150%
Tangible Book Value Per Share	$21.71	Above Stretch	150%
Individual Strategic Performance		(See Next Paragraph)	100%	-	150%

In determining the performance on the individual portion of the annual incentive, the Committee considered its assessment of the Chief Executive Officer’s performance and the Chief Executive Officer’s evaluation of the Named Executive Officers’ performance. In light of strong performance on operational, strategic, financial shareholder metrics, and in consideration of the significant individual and collective achievements of the executive team during 2022, the Committee approved payouts of 100% to 150% of target on the individual performance portion for all Named Executive Officers. The table below summarizes some of the key accomplishments considered by the Committee in determining the individual component.

Named Executive Officers	Select 2022 Individual Results
Frank Sorrentino III

●     Managed the Executive Team to provide the leadership required to accomplish the stated goals of Company

●     Ensured that the Board was well positioned, in terms of information, updates and guidance to exercise its oversight of the Company’s strategic direction

●     Led Company’s continuing technology development and innovation initiatives to further position the Company as a technology forward partner

●     Active engagement with all stakeholders including Institutional Investors, Management, Community and Digital users

●     Served a critical role as the public face of the Company for client development

●     Provided active engagement with potential M&A partners

●     Provided strategic advice to all Board Committees on all topics affecting the Company

●     Led the Company to one of its best growth years based on metrics, size and capability

William S. Burns

●     Managed capital, liquidity, loan and deposit pricing, wholesale funding, and securities portfolio to produce top tier financial performance in return on assets and equity, operating revenue, net interest margin, and tangible book value growth

●     Efficiency ratio remained below 40%, reflecting corporate-wide oversight, guidance, and operational discipline

●     Led the financially disciplined analysis and review of several potential M&A transactions

●     Streamlined and automated procedures within the Finance Division, resulting in strengthened controls and efficiency, while setting a “gold standard” for the entire organization

●     Provided guidance and support to the Board of Directors, enhancing its oversight of the Bank during a complex financial and economic operating environment

Elizabeth Magennis

●     Led the Bank’s organic loan and deposit growth of 18.6% and 16.2%, respectively, over the prior year.

●     Managed an approximately 25% increase in full-time employees, capitalizing on market disruption generated by M&A.

●     Oversaw geographic expansion into South Florida and Eastern Long Island

●     Enhanced and expanded corporate-wide education and training programs, leading to greater employee productivity and lower turnover

Christopher Ewing

●     Continue to reduce Core Operating costs as we continue to grow. Four-year trend of Core costs has been reduced by 33%, while assets have grown 60%

●     Launched Internal Data Lake for better insights into data, more efficient data retrieval, as well as improved information management and reporting.

●     Established a new AWS Development Cloud Environment that included enhanced secure connectivity and integration with our present Azure Cloud and Third-Party providers Cloud environments.

●     Redesigned the banks current SD-WAN network for a faster, cutting-edge implementation with increased redundancy, enhanced security monitoring to 24/7/365 solutions and near 100% uptime.

●     Enhanced our multi-level approach related to Cybersecurity past just increased technical monitoring to include increased IT Governance initiatives as well as employee and Client education.

Michael O’Malley

●     As the Bank’s first Chief Risk Officer, implemented, enhanced and formalized risk management structure for the organization

●     Revamped committees at both the Management and Board levels to enhance oversight and management of the Bank's risk profile.

●     Enhanced enterprise wide risk governance documentation and practices to provide greater transparency to Executive Management and Board Committees.

●     Developed and rolled out a program to enhance the identification, communication and mitigation of risks inherent to new products and services.

●     Provided effective challenge over the lifecycle of several initiatives with unique risk profiles, and supported the development of right-sized control environments around them.

Executive	2022 Target Annual Incentive Award	2022 Actual Annual Incentive Award
Frank Sorrentino III	$765,000	$1,147,500
William S. Burns	279,000	418,500
Elizabeth Magennis	300,000	450,000
Christopher Ewing	195,000	268,125
Michael O’Malley	122,500	183,750

Long-Term Incentives – Equity-Based Awards

The Company’s long-term incentive plan (“LTIP”) is designed to be performance-based, align executives with shareholder interest and promote the long-term success of the Company. In March 2022, the Committee approved a target long-term incentive award (split evenly between performance shares and time vested deferred stock).

2022 LTIP Mix–All NEOs

Time-vested deferred stock unit (DSU) awards have a target opportunity but can be granted based on a look back on performance based on the Compensation Committee’s assessment of business environment, affordability, and corporate and individual performance. The value of awards granted may vary from 0% – 150% of target for that component, based on the Committee assessment. Once granted, deferred stock vests ratably over a three-year period, and is subject to forfeiture if the grantee leaves service prior to the vesting date.

Performance-based restricted shares (Performance shares) are granted at target and earned based on our future three-year performance for the period January 1, 2022 through December 31, 2024. The potential number of shares that can vest following the three-year performance period range from 0% to 150% of the target levels depending on our Core Return on Average Assets (Core ROA) performance relative to an industry index. Core ROA was determined by the Compensation Committee to be an effective indicator of the profitability of the Company. Strong Core ROA, over time, particularly relative to industry competitors, enhances the Company’s performance and aligns with shareholder value. As used herein, “Core ROA” is defined by S&P Capital IQ is net income, excluding the after-tax effect of realized gains/losses on securities, nonrecurring items and amortization of intangibles and goodwill divided by average assets

The Industry Index allows for relative comparison of the Company’s performance to the performance of other banks of similar size/region during the same three-year performance period. The Industry Index is objectively determined and consists of banks in the Mid-Atlantic and Northeast Region with total assets between $4.0 billion and $20.0 billion, traded on the NASDAQ or NYSE exchanges.

Performance shares vest after three years based on the Company’s Core ROA performance relative to the Industry Index banks in accordance with the payout scale below:

CNOB Ranking vs. Industry	% of Performance Units Earned
Index	(2022 – 2024)
75th percentile and above	150%
50th percentile	100%
30th percentile	50%
Below 30th percentile	0%

Below is a summary of the 2022 grants.

Performance shares were issued in March 2022 at target, since vesting is dependent upon actual performance during the three-year period commencing January 1, 2022 and ending December 31, 2024.

Deferred Stock Units were granted in March 2022 based on the Compensation Committee’s consideration of 2021 Company and Individual performance. Considerations in determining the award of restricted stock units included continued strong profitability and low operating efficiency ratio, and individual performance contributions that collectively resulted in a strong market positioning for the Company going forward. Based on these assessments, the Committee approved grants at 150% of target.

	Performance Units		Deferred Stock Units		Total
	Target # Shares	Grant Value	# Shares	Grant Value	Grant Value
Frank Sorrentino III	15,092	$495,018	22,637	$742,494	$1,237,512
William S. Burns	4,253	139,498	6,380	209,264	348,762
Elizabeth Magennis	4,573	149,994	6,860	225,008	375,002
Christopher Ewing	3,567	116,998	5,351	175,513	292,511
Michael O'Malley	1,867	61,237	2,801	91,873	153,110

By policy, we do not pay current dividends or dividend equivalents on unearned performance units or deferred stock units.

2020 – 2022 Performance Share Vesting

Performance shares granted in the first quarter of 2020 were designed to vest between 0% to 150% of target based on the Company’s relative core return on assets compared to an objectively determined industry index (i.e., U.S. bank holding companies headquartered in the Northeast and Mid-Atlantic regions with total assets between $2.0 billion and $11.0 billion as of year-end 2018). Based on data reported by S&P Global for the period January 1, 2020 through December 31, 2022, the Company’s actual core return on assets of 1.44% ranked at the 94th percentile (above the 75th percentile payout level) resulting in the vesting of 150% of the target performance shares.

Benefits and Other Compensation

Retirement Benefits and Perquisites

One of the goals of the Company’s compensation program is to provide limited retirement benefits to our NEOs as an additional retention tool. The Company therefore entered into Supplemental Executive Retirement Plans with Frank Sorrentino III, William S. Burns, Elizabeth Magennis, and Christopher Ewing, and supplemented those plans in 2021 Supplemental Executive Retirement Plans for each of Frank Sorrentino III, William S. Burns, and Elizabeth Magennis. The benefits under each plan differ based upon a number of factors, including, among others, the participant’s age, the reason for any separation from service, and whether the participant has met the vesting requirements set forth in the plan at the time of any payment triggering event. In addition, Executives participate in the ConnectOne Bank 401(k) Retirement Plan, which is offered to all Bank employees. As stated in the Executive Compensation Objectives and Policies section, the Bank does not place emphasis on perquisites for NEOs, although a car allowance is provided to this group to offset any and all automobile expenses (mileage, tolls, insurance, gas) incurred as part of their job duties.

Employment Agreements

The Company is party to employment agreements with several executives. The following is a summary of those agreements.

Mr. Sorrentino’s Employment Agreement

The employment agreement with Mr. Sorrentino has an initial three-year term, and will automatically renew for one additional year unless any party provides written notice of its intention not to renew. Under the agreement, Mr. Sorrentino will receive an annual base salary of at least $735,000, subject to an increase as determined by the Board. He will also be eligible to participate in the Company’s incentive plans and other benefit plans for executive officers. Under the agreement, the Company or Bank will reimburse Mr. Sorrentino for his reasonable business expenses, and provide him with a $1,250 monthly car allowance. In the event that Mr. Sorrentino’s employment is terminated without “cause” or he resigns for “good cause”, as such terms are defined in the employment agreement, he is entitled to receive a lump sum cash payment equal to two and a half (2.5) times the sum of his current base salary and target cash bonus; (ii) a prorated bonus for the year of termination and (iii) continued health and welfare benefits for up to 18 months. If such a termination occurs within two years following a change in control (as defined in the employment agreement), Mr. Sorrentino will receive: (i) a lump sum cash payment equal to three (3) times the sum of Mr. Sorrentino’s current base salary and target cash bonus; (ii) a prorated bonus for the year of termination based on actual performance and will be paid at the time annual bonuses for such year are ordinarily paid, and (iii) continued health and welfare benefits for up to 18 months. The severance benefits are subject to reduction in the event the benefits would constitute an “excess parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended.

Mr. Burns’ Employment Agreement

The employment agreement with Mr. Burns has an initial three-year term, and will automatically renew for one additional year unless any party provides written notice of its intention not to renew. Under the agreement, Mr. Burns will receive an annual base salary of at least $381,000, subject to an increase as determined by the Board. He will also be eligible to participate in the Company’s incentive plans and other benefit plans for executive officers. Under the agreement, the Company or Bank will reimburse Mr. Burns for his reasonable business expenses, and provide him with a $750 monthly car allowance. In the event that Mr. Burns’ employment is terminated without “cause” or he resigns for “good cause”, as such terms are defined in the employment agreement, he is entitled to receive a lump sum cash payment equal to two and a half (2.5) times the sum of his current base salary and target cash bonus; (ii) a prorated bonus for the year of termination and (iii) continued health and welfare benefits for up to 18 months. If such a termination occurs within two years following a change in control (as defined in the employment agreement), Mr. Burns will receive: (i) a lump sum cash payment equal to three (3) times the sum of Mr. Burns’ current base salary and target cash bonus; (ii) a prorated bonus for the year of termination, based on actual performance and will be paid at the time annual bonuses for such year are ordinarily paid and (iii) continued health and welfare benefits for up to 18 months. The severance benefits are subject to reduction in the event the benefits would constitute an “excess parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended.

Ms. Magennis’ Employment Agreement

The employment agreement with Ms. Magennis has an initial three-year term, and will automatically renew for one additional year unless any party provides written notice of its intention not to renew. Under the agreement, Ms. Magennis will receive an annual base salary of at least $352,000, subject to an increase as determined by the Board. She will also be eligible to participate in the Company’s incentive plans and other benefit plans for executive officers. Under the agreement, the Company or Bank will reimburse Ms. Magennis for her reasonable business expenses, and provide her with a $750 monthly car allowance. In the event that Ms. Magennis’ employment is terminated without “cause” or she resigns for “good cause”, as such terms are defined in the employment agreement, she is entitled to receive a lump sum cash payment equal to one and a half (1.5) times the sum of her current base salary and target cash bonus; (ii) a prorated bonus for the year of termination and (iii) continued health and welfare benefits for up to 18 months. If such a termination occurs within two years following a change in control (as defined in the employment agreement), Ms. Magennis will receive: (i) a lump sum cash payment equal to two (2) times the sum of Ms. Magennis’ current base salary and target cash bonus; (ii) a prorated bonus for the year of termination, based on actual performance and will be paid at the time annual bonuses for such year are ordinarily paid and (iii) continued health and welfare benefits for up to 18 months. The severance benefits are subject to reduction in the event the benefits would constitute an “excess parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended.

Mr. Ewing’s Employment Agreement

The employment agreement with Mr. Ewing has an initial three-year term, and will automatically renew for one additional year unless any party provides written notice of its intention not to renew. Under the agreement, Mr. Ewing will receive an annual base salary of at least $310,000, subject to increase as determined by the Board. He will also be eligible to participate in the Company’s incentive plans and other benefit plans for executive officers. Under the agreement, the Company or Bank will reimburse Mr. Ewing for his reasonable business expenses, and provide him with a $750 monthly car allowance. In the event that Mr. Ewing’s employment is terminated without “cause” or he resigns for “good cause”, as such terms are defined in the employment agreement, he is entitled to receive a lump sum cash payment equal to three-fourths (0.75) times the sum of his current base salary and target cash bonus; (ii) a prorated bonus for the year of termination and (iii) continued health and welfare benefits for up to 18 months. If such a termination occurs within two years following a change in control (as defined in the employment agreement), Mr. Ewing will receive: (i) a lump sum cash payment equal to one (1) times the sum of Mr. Ewing’s current base salary and target cash bonus; (ii) a prorated bonus for the year of termination based on actual performance and will be paid at the time annual bonuses for such year are ordinarily paid and (iii) continued health and welfare benefits for up to 18 months. The severance benefits are subject to reduction in the event the benefits would constitute an “excess parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended.

Mr. O’Malley’s Employment Agreement

The employment agreement with Mr. O’Malley has an initial three-year term, and will automatically renew for one additional year unless any party provides written notice of its intention not to renew. Under the agreement, Mr. O’Malley will receive an annual base salary of at least $325,000, subject to increase as determined by the Board. He will also be eligible to participate in the Company’s incentive plans and other benefit plans for executive officers. Under the agreement, the Company or Bank will reimburse Mr. O’Malley for his reasonable business expenses, and provide him with a $750 monthly car allowance. In the event that Mr. O’Malley’s employment is terminated without “cause” or he resigns for “good cause”, as such terms are defined in the employment agreement, he is entitled to receive a lump sum cash payment equal to three-fourths (0.75) times the sum of his current base salary and target cash bonus; (ii) a prorated bonus for the year of termination and (iii) continued health and welfare benefits for up to 18 months. If such a termination occurs within two years following a change in control (as defined in the employment agreement), Mr. O’Malley will receive: (i) a lump sum cash payment equal to one (1) times the sum of Mr. O’Malley’s current base salary and target cash bonus; (ii) a prorated bonus for the year of termination based on actual performance and will be paid at the time annual bonuses for such year are ordinarily paid and (iii) continued health and welfare benefits for up to 18 months. The severance benefits are subject to reduction in the event the benefits would constitute an “excess parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended.

Roles & Responsibilities

Compensation Committee

The Compensation Committee of the Board of Directors is responsible for discharging the Board’s duties in executive compensation matters and for administering the Company’s incentive and equity-based plans. This includes oversight of the total compensation programs for the Company’s CEO and other executive officers, including all Named Executive Officers. The Committee is comprised solely of independent directors. The Committee receives input and data from Finance and Human Resources functions as well as outside consultants and advisors to provide external reference and perspective.

The Committee reviews all compensation components for the Company’s Chief Executive Officer and other executive officers, including base salary, annual incentive, long-term incentives/equity and other benefits and perquisites. The Committee reviews the Chief Executive Officer’s performance annually and makes decisions regarding the Named Executive Officers’ compensation, including base salary, incentives and equity grants based on this review. The Compensation Committee reviews its decisions with the full Board of Directors.

The Committee has the sole authority and resources to obtain advice and assistance from internal or external legal, human resources, accounting or other advisors, or consultants as it deems desirable or appropriate. The Committee has direct access to outside advisors and consultants throughout the year as they relate to executive compensation. The Committee has direct access to and meets periodically with the compensation consultant independently of management.

Independent Compensation Consultant

The Compensation Committee retains Meridian Compensation Partners LLC (“Meridian”) as its compensation consultant. Meridian reports directly to the Committee and performs no other work for the Company. The Consultant carries out its responsibilities to the Committee as requested by the Committee. The Committee has reviewed and concluded that Meridian’s consultation services comply with the standards adopted by the SEC and by NASDAQ with respect to compensation advisor independence and conflicts of interest.

Management

Although the Committee makes independent determinations on all matters related to compensation of the Named Executive Officers, certain members of management may be requested to attend or provide input to the Committee. Input may be sought from the Chief Executive Officer, Chief Financial Officer, or others to ensure the Committee has the information and perspective it needs to carry out its duties.

In particular, the Committee seeks input from the Chief Executive Officer on matters relating to strategic objectives, Company performance goals and input on his assessment of the Named Executive Officers, including contribution and individual performance of each of his direct reports. The Chief Executive Officer and the Chief Financial Officer often assist the Committee on matters of design, administration and operation of the Company’s compensation programs.

Although executives may provide insight, suggestions or recommendations regarding executive compensation, they are not present during the Compensation Committee’s deliberations or vote. Only Compensation Committee members vote on decisions regarding executive compensation. The Committee regularly meets in executive session without management present. While the Chief Executive Officer makes recommendations on other Named Executive Officers, the Committee is ultimately responsible for approving compensation for all Named Executive Officers. The Chief Executive Officer’s compensation is discussed in executive session without members of management, including the Chief Executive Officer, present.

Additional Information about Our Compensation Practices

As a matter of sound governance, we follow certain practices with respect to our compensation program. We regularly review and evaluate our compensation practices in light of regulatory developments, market standards and other considerations.

Anti-Hedging/Pledging Policy

Our insider trading policy prohibits the purchase or sale of puts, calls, options, or other derivative securities based on the Company’s securities. This prohibition also includes hedging or monetization transactions, such as forward sale contracts, in which the stockholder continues to own the underlying security without all the risks or rewards of ownership. The policy also prohibits directors and executive officers from pledging the Company’s securities as collateral for a loan or otherwise (although pledges outstanding as of the date the policy was amended to prohibit pledging (November 23, 2021) are allowed to remain in effect).

Policy on Incentive Compensation Clawback

The Company has a clawback policy requiring the return of incentive compensation in the event of a financial restatement. Specifically, if the Company restates its financial statements, then, to the fullest extent permitted by law, the Company shall require each current or former executive officer, to reimburse such compensation that would have been in excess of that which would have been paid based to him or her upon the financial statements as so restated.

Stock Ownership Guidelines

The Compensation Committee has a stock ownership policy that requires officers with the title Executive Vice President and above, together with members of the Board, to own a significant amount of the Company’s stock. Specific guidelines are:

●	Six (6) times the then annual base salary for the Chief Executive Officer
●	Three (3) times the then annual base salary for the Bank President and the Senior Executive Vice President, Chief Financial Officer
●	Two (2) times the then annual base salary for other Executive Vice Presidents
●

Directors, other than the CEO and Bank President, are expected to achieve ownership equal to five (5) times the sum of (i) the then-current annual cash retainer and (ii) the then-current value of the annual equity award.

The period to achieve compliance is five (5) years from the day the individual becomes subject to the policy. The Compensation Committee monitors ownership levels and compliance on an annual basis. Below is a summary of shares that qualify for the ownership requirements described above (unexercised stock options and unvested performance shares are excluded):

●

Beneficially owned shares that the individual owns or has voting power over, including the power to vote (including restricted shares), or to direct the voting; and/or, investment power including the power to dispose or to direct the disposition.

●	Shares owned by an individual in the Company’s benefit plans (e.g., 401(k)).

The Compensation Committee evaluates compliance with our stock ownership policy annually, and has determined that at year end 2022, all of our executive officers were in compliance.

Risk Assessment Review

The Committee reviews the structure and components of our compensation arrangements, the material potential sources of risk in our business lines and compensation arrangements, and various policies and practices of the Company that mitigate this risk. Within this framework, the Committee discusses the parameters of acceptable and excessive risk-taking and the general business goals and concerns of the Company. In particular, the Committee focuses on the risks associated with the design of each plan, the mitigation factors that exist for each plan, additional factors that could be considered and an overall risk assessment with respect to the plans. All of our plans have links to corporate or business line results that allow for funding to be adjusted downward, awards are capped, and our governance procedures ensure awards are reviewed for appropriateness before they are distributed.

We have determined our executive and employee incentive compensation plans are not reasonably likely to have a material adverse effect on the Company. Further, it is both the Committee’s and management’s intent to continue to evolve our processes going forward by monitoring regulations and best practices for sound incentive compensation.

Accounting & Tax Treatment of Compensation

The accounting and tax treatment of compensation generally has not been a factor in determining the amounts of compensation for our executive officers. However, the Compensation Committee and management have considered the accounting and tax impact of various program designs to balance the potential cost to the Company with the benefit to the executive.

Report of the Compensation Committee

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis, or CD&A, contained in this proxy statement with management. Based on the Compensation Committee’s review of and discussion with management with respect to the CD&A, the Compensation Committee has recommended to the Board of Directors of the Company that the CD&A be included in this proxy statement and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, for filing with the SEC.

The foregoing report is provided by the Compensation Committee of the Board of Directors:

Stephen T. Boswell (Chair)
Kathern Nukk-Freeman
William A. Thompson

Summary Compensation Table

The following table sets forth for the prior three years the compensation paid to (a) the Company’s Chief Executive Officer and Chief Financial Officer and our three other most highly compensated executive officers earning in excess of $100,000 for the fiscal year ended December 31, 2022 and who were serving as of December 31, 2022, (collectively the “Named Executive Officers”):

Summary Compensation Table
		Salary	Bonus	Stock Awards(1)	Option Awards	Non-equity incentive plan compensation	Change in pension value and non-qualified deferred compensation earnings	All other compensation(2)	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Frank Sorrentino III, Chairman & Chief Executive Officer	2022	$900,000	$-	$1,237,512	-	$1,147,500	$685,309	$35,794	$4,006,115
	2021	825,000	-	928,125	-	928,000	352,817	35,044	3,068,986
	2020	825,000	-	1,031,249	-	773,438	185,691	33,015	2,848,393
William S. Burns, Senior Executive Vice President & Chief Financial Officer	2022	$465,000	$-	$348,762	$-	$418,500	$470,779	$29,794	$1,732,835
	2021	430,000	-	290,260	-	323,000	233,595	29,044	1,305,899
	2020	430,000	-	322,508	-	268,750	122,343	28,782	1,172,383
Elizabeth Magennis, President of ConnectOne Bank	2022	$500,000	$-	$375,002	$-	$450,000	$149,540	$26,182	$1,500,724
	2021	450,000	-	303,763	-	338,000	69,759	25,432	1,186,954
	2020	422,500	-	315,001	-	281,250	32,898	25,178	1,076,827
Chris Ewing, Executive Vice President & Chief Operations Officer	2022	$390,000	$-	$292,511	$-	$268,125	$104,468	$29,794	$1,084,898
	2021	375,000	-	247,503	-	281,000	120,483	29,044	1,053,030
	2020	375,000	-	281,259	-	225,000	94,333	28,782	1,004,374
Michael O'Malley, Executive Vice President & Chief Risk Officer	2022	$350,000	$-	$153,110	$-	$183,750	$-	$16,510	$703,370
	2021	325,000	-	-	-	171,000	-	10,320	506,320
	2020	27,088							27,088

(1)

Stock awards reported in 2022 reflect the grant date fair value of deferred stock units awards and performance units awards under Accounting Standards Codification Topic No. 718, Compensation-Stock Compensation (“ASC Topic 718”) granted by the Compensation Committee under the Equity Incentive Plan, which permits the Compensation Committee to determine to pay awards, in whole or in part, in the form of grants of stock-based awards under the Long-Term Stock Incentive Plan. Deferred stock units awards are time-based, while the performance units awards are performance-based.

(2)	Mr. Sorrentino’s “All other compensation” total includes a $15,000 annual car allowance for 2020, 2021 and 2022.

(3)	Mr. O’Malley commenced employment with the Company on November 30, 2020.

Time-based deferred stock units awards

The value of the time-based deferred stock units awards reported in column (e) for each of our Named Executive Officers’ were as follows:

Name	Value of Deferred Stock Unit Awards Issued in 2022 (a)
Frank Sorrentino III	$742,494
William S. Burns	209,264
Elizabeth Magennis	225,008
Christopher Ewing	175,513
Michael O’Malley	91,873

(a)	These values are based on the market value at the time of grant. Restrictions on time-based deferred stock units awards lapse at the rate of one-third each year over a three-year period.

Performance units awards

Restrictions on performance-based awards lapse based on achievement of the performance goals set forth in the awards agreement based on performance as compared to peer groups. The following tables detail the value of the performance units award at the time they were granted, assuming a probable outcome regarding performance, and the value assuming the maximum achievement of performance goals.

Name	Target Value at Grant Date	Maximum Value at Grant Date
Frank Sorrentino III	$495,018	$742,526
William S. Burns	139,498	209,248
Elizabeth Magennis	149,994	224,992
Christopher Ewing	116,998	175,496
Michael O’Malley	61,237	91,856

POST-TERMINATION BENEFITS

Employment Agreements

The Company and the Bank are parties to employment agreements with Messrs. Frank Sorrentino III, our Chairman, Chief Executive Officer, and President, William S. Burns our Senior Executive Vice President and Chief Financial Officer, Christopher Ewing, our Executive Vice President and Chief Operations Officer, and Ms. Elizabeth Magennis, our Bank President. Each of these agreements include provisions with respect to post-termination benefits, as described below.

In the event that Mr. Sorrentino’s employment is terminated without “cause” or he resigns for “good cause”, as such terms are defined in the employment agreement, he is entitled to receive a lump sum cash payment equal to two and a half (2.5) times the sum of his current base salary and target cash bonus; (ii) a prorated bonus for the year of termination and (iii) continued health and welfare benefits for up to 18 months. If such a termination occurs within two years following a change in control (as defined in the employment agreement), Mr. Sorrentino will receive: (i) a lump sum cash payment equal to three (3) times the sum of Mr. Sorrentino’s current base salary and target cash bonus; (ii) a prorated bonus for the year of termination based on actual performance and will be paid at the time annual bonuses for such year are ordinarily paid, and (iii) continued health and welfare benefits for up to 18 months. The severance benefits are subject to reduction in the event the benefits would constitute an “excess parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended. The following table summarizes potential payments to Mr. Sorrentino assuming a triggering termination of employment occurred on December 31, 2022, and calculated based on actual performance meeting targeted objectives. The table does not reflect benefits under plans that do not discriminate in favor of executive officers and are available generally to all salaried employees.

Payments and Benefits	Involuntary Termination without Cause or Resignation for Good Reason	Change in Control	Involuntary Termination without Cause or Resignation for Good Reason following a Change in Control
Cash Compensation	$4,162,500	$-	$4,995,000
Value of Continued Health and Welfare Benefits	$30,532	$-	$30,532
Acceleration of Stock Awards	$-	$2,203,812	$2,203,812
Acceleration of Benefits Pursuant to Supplemental Executive Retirement Plans	$-	$-	$1,971,033

*            Pursuant to the Supplemental Executive Retirement Plan and the 2021 Supplemental Executive Retirement Plan, Mr. Sorrentino’s benefit will accelerate upon a change of control if followed by a separation of service within 2 years of the date thereof, irrespective of whether it was a termination “without cause” or a resignation for “good reason.”

In the event that Mr. Burns’ employment is terminated without “cause” or he resigns for “good cause”, as such terms are defined in the employment agreement, he is entitled to receive a lump sum cash payment equal to two and a half (2.5) times the sum of his current base salary and target cash bonus; (ii) a prorated target bonus for the year of termination and (iii) continued health and welfare benefits for up to 18 months. If such a termination occurs within two years following a change in control (as defined in the employment agreement), Mr. Burns will receive: (i) a lump sum cash payment equal to three (3) times the sum of Mr. Burns’ current base salary and target cash bonus; (ii) a prorated bonus for the year of termination based on actual performance and will be paid at the time annual bonuses for such year are ordinarily paid and (iii) continued health and welfare benefits for up to 18 months. The severance benefits are subject to reduction in the event the benefits would constitute an “excess parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended. The following table summarizes potential payments to Mr. Burns assuming a triggering termination of employment occurred on December 31, 2022, and calculated based on actual performance meeting targeted objectives. The table does not reflect benefits under plans that do not discriminate in favor of executive officers and are available generally to all salaried employees.

Payments and Benefits	Involuntary Termination without Cause or Resignation for Good Reason	Change in Control	Involuntary Termination without Cause or Resignation for Good Reason following a Change in Control
Cash Compensation	$1,860,000	$-	$2,232,000
Value of Continued Health and Welfare Benefits	$41,375	$-	$41,375
Acceleration of Stock Awards	$-	$660,207	$660,207
Acceleration of Benefits Pursuant to Supplemental Executive Retirement Plans	$-	$-	$584,607

* Pursuant to the Supplemental Executive Retirement Plan and the 2021 Supplemental Executive Retirement Plan, Mr. Burns’ benefit will accelerate upon a change of control if followed by a separation of service within 2 years of the date thereof, irrespective of whether it was a termination “without cause” or a resignation for “good reason.”

In the event that Ms. Magennis’ employment is terminated without “cause” or she resigns for “good cause”, as such terms are defined in the employment agreement, she is entitled to receive a lump sum cash payment equal to one and a half (1.5) times the sum of her current base salary and target cash bonus; (ii) a prorated bonus for the year of termination and (iii) continued health and welfare benefits for up to 18 months. If such a termination occurs within two years following a change in control (as defined in the employment agreement), Ms. Magennis will receive: (i) a lump sum cash payment equal to two (2) times the sum of Ms. Magennis’ current base salary and target cash bonus; (ii) a prorated bonus for the year of termination based on actual performance and will be paid at the time annual bonuses for such year are ordinarily paid and (iii) continued health and welfare benefits for up to 18 months. The severance benefits are subject to reduction in the event the benefits would constitute an “excess parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended. The following table summarizes potential payments to Ms. Magennis assuming a triggering termination of employment occurred on December 31, 2022, and calculated based on actual performance meeting targeted objectives. The table does not reflect benefits under plans that do not discriminate in favor of executive officers and are available generally to all salaried employees.

Payments and Benefits	Involuntary Termination without Cause or Resignation for Good Reason	Change in Control	Involuntary Termination without Cause or Resignation for Good Reason following a Change in Control
Cash Compensation	$2,000,000	$-	$2,400,000
Value of Continued Health and Welfare Benefits	$16,109	$-	$16,109
Acceleration of Stock Awards	$-	$688,169	$688,169
Acceleration of Benefits Pursuant to Supplemental Executive Retirement Plans	$-	$-	$995,622

*          Pursuant to the Supplemental Executive Retirement Plan and the 2021 Supplemental Executive Retirement Plan, Ms. Magennis’ benefit will accelerate upon a change of control if followed by a separation of service within 2 years of the date thereof, irrespective of whether it was a termination “without cause” or a resignation for “good reason.”

In the event that Mr. Ewing’s employment is terminated without “cause” or he resigns for “good cause”, as such terms are defined in the employment agreement, he is entitled to receive a lump sum cash payment equal to three-fourths (0.75) times the sum of his current base salary and target cash bonus; (ii) a prorated bonus for the year of termination and (iii) continued health and welfare benefits for up to 18 months. If such a termination occurs within two years following a change in control (as defined in the employment agreement), Mr. Ewing will receive: (i) a lump sum cash payment equal to one (1) times the sum of Mr. Ewing’s current base salary and target cash bonus; (ii) a prorated bonus for the year of termination based on actual performance and will be paid at the time annual bonuses for such year are ordinarily paid and (iii) continued health and welfare benefits for up to 18 months. The severance benefits are subject to reduction in the event the benefits would constitute an “excess parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended. The following table summarizes potential payments to Mr. Ewing assuming a triggering termination of employment occurred on December 31, 2022, and calculated based on actual performance meeting targeted objectives. The table does not reflect benefits under plans that do not discriminate in favor of executive officers and are available generally to all salaried employees.

Payments and Benefits	Involuntary Termination without Cause or Resignation for Good Reason	Change in Control	Involuntary Termination without Cause or Resignation for Good Reason following a Change in Control
Cash Compensation	$438,750	$-	$585,000
Value of Continued Health and Welfare Benefits	$41,375	$-	$41,375
Acceleration of Stock Awards	$-	$563,560	$563,560
Acceleration of Benefits Pursuant to Supplemental Executive Retirement Plans	$-	$-	$190,474

* Pursuant to the Supplemental Executive Retirement Plan, Mr. Ewing’s benefit will accelerate upon a change of control if followed by a separation of service within 2 years of the date thereof, irrespective of whether it was a termination “without cause” or a resignation for “good reason.”

In the event that Mr. O’Malley’s employment is terminated without “cause” or he resigns for “good cause”, as such terms are defined in the employment agreement, he is entitled to receive a lump sum cash payment equal to three-fourths (0.75) times the sum of his current base salary and target cash bonus; (ii) a prorated bonus for the year of termination and (iii) continued health and welfare benefits for up to 18 months. If such a termination occurs within two years following a change in control (as defined in the employment agreement), Mr. Ewing will receive: (i) a lump sum cash payment equal to one (1) times the sum of Mr. O’Malley current base salary and target cash bonus; (ii) a prorated bonus for the year of termination based on actual performance and will be paid at the time annual bonuses for such year are ordinarily paid and (iii) continued health and welfare benefits for up to 18 months. The severance benefits are subject to reduction in the event the benefits would constitute an “excess parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended. The following table summarizes potential payments to Mr. Ewing assuming a triggering termination of employment occurred on December 31, 2022, and calculated based on actual performance meeting targeted objectives. The table does not reflect benefits under plans that do not discriminate in favor of executive officers and are available generally to all salaried employees.

Payments and Benefits	Involuntary Termination without Cause or Resignation for Good Reason	Change in Control	Involuntary Termination without Cause or Resignation for Good Reason following a Change in Control
Cash Compensation	$354,375	$-	$472,500
Value of Continued Health and Welfare Benefits	$41,375	$-	$41,375
Acceleration of Stock Awards	$-	$113,012	$113,012
Acceleration of Benefits Pursuant to Supplemental Executive Retirement Plans	$-	$-	$-

CEO Pay Ratio

Frank Sorrentino III, our Chairman and Chief Executive Officer, had fiscal 2022 total compensation of $4,006,115, as reflected in the Summary Compensation Table above. We estimate that the median annual compensation for all Company employees, excluding Mr. Sorrentino, was $78,000 for 2022, based on a median total cash compensation as of December 31, 2022. As a result, Mr. Sorrentino’s 2022 annual compensation was approximately 51.36 times that of the median annual compensation for all employees.

Pay Versus Performance Table for 2022

					Value of Initial Fixed $100 Investment Based On:
Year	Summary Compensation Table Total for PEO (1)	Compensation Actually Paid to PEO (2)	Average Summary Compensation Table Total for Non-PEO NEOs(3)	Average Summary Compensation Actually Paid to Non-PEO NEOs(4)	TSR (5)	Peer Group TSR(6)	Net Income (7) (thousands)	Core Return on Average Assets (8)
(a)	(b)	(c)	(d)	(e)	(e)	(f)	(e)	(e)
2022	$4,006,115	$2,703,464	$1,255,457	$957,200	$100.4	$111.2	$125,211	1.47%
2021	3,068,986	5,282,254	1,046,208	1,597,023	131.9	121.9	130,353	1.66%
2020	2,848,393	2,878,128	970,211	1,021,790	78.6	83.1	71,289	1.16%

(1)

The dollar amounts reported in column (b) are the amounts of total compensation reported for Frank Sorrentino III (our Chairman and CEO) for each corresponding year in the “Total” column of the “Summary Compensation Table for 2022.”

(2)

The dollar amounts reported in column (c) represent the amount of “compensation actually paid” to Mr. Sorrentino, as computed in accordance with Item 402(v) of SEC Regulation S-K. The dollar amounts reported do not reflect the actual amount of compensation earned by or paid to Mr. Sorrentino during the applicable year. In accordance with the requirements of Item 402(v) of SEC Regulation S-K, the following adjustments were made to Mr. Sorrentino total compensation for each year to determine the compensation actually paid to Mr. Sorrentino:

	2022	2021	2020
	$4,006,115	$3,068,986	$2,848,393
Deduction for amount reported in “Stock Awards” column of the Summary Compensation Table:	(1,237,512)	(928,125)	(1,031,249)
Addition of fair value at fiscal year (FY) end, of equity awards granted during the FY that remained outstanding:	913,419	1,202,812	1,894,932
Addition of change in fair value at FY end versus prior FY end for awards granted in a prior FY that remained outstanding:	(940,510)	1,659,697	(307,450)
Addition of change in fair value at vesting date versus prior FY end for awards granted in a prior FY that vested during the FY:	(7,274)	292,667	(517,043)
Deduction for values reported in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table:	(685,309)	(352,817)	(185,691)
Addition of service costs and prior service costs:	654,535	339,034	176,236
Compensation Actually Paid (CAP)	$2,703,464	$5,282,254	$2,878,128

(3)

The dollar amounts reported in column (d) represent the average of the amounts reported for the Company’s Named Executed Officers (“NEOs”) as a group (excluding Mr. Sorrentino) in the “Total” column of the “Summary Compensation Table for 2022” in each applicable year. The names of the NEOs (excluding Mr. Sorrentino) included for the purpose of calculating the average amounts in each applicable year are William S. Burns, Elizabeth Magennis, Christopher Ewing and Michael O’Malley for 2022; William S. Burns, Elizabeth Magennis, Christopher Ewing and Laura Criscione for 2021; William S. Burns, Elizabeth Magennis, Christopher Ewing and Michael McGrover for 2020.

(4)

The dollar amounts reported in column (e) represent the average amount of “compensation actually paid” to the NEOs as a group (excluding Mr. Sorrentino), as computed in accordance with Item 402(v) of SEC Regulation S-K. The names of the NEOs (excluding Mr. Sorrentino) included for the purpose of calculating the average amounts in each applicable year are William S. Burns, Elizabeth Magennis, Christopher Ewing and Michael O’Malley for 2022; William S. Burns, Elizabeth Magennis, Christopher Ewing and Laura Criscione for 2021; William S. Burns, Elizabeth Magennis, Christopher Ewing and Michael McGrover for 2020. The dollar amounts reported do not reflect the actual average amount of compensation earned by or paid to the NEOs as a group (excluding Mr. Sorrentino) during the applicable year. In accordance with the requirements of Item 402(v) of SEC Regulation S-K, the following adjustments were made to average total compensation for the NEOs as a group (excluding Mr. Sorrentino) for each year to determine the compensation actually paid, using the same methodology described above in footnote (2):

	2022	2021	2020
Summary Compensation Table Total:	$1,255,457	$1,046,208	$970,211
Deduction for amount reported in “Stock Awards” column of the Summary Compensation Table:	(292,346)	(252,213)	(233,833)
Addition of fair value at fiscal year (FY) end, of equity awards granted during the FY that remained outstanding:	215,783	312,192	485,369
Addition of change in fair value at FY end versus prior FY end for awards granted in a prior FY that remained outstanding:	(210,744)	424,198	(75,357)
Addition of change in fair value at vesting date versus prior FY end for awards granted in a prior FY that vested during the FY:	(1,637)	71,482	(120,821)
Deduction for values reported in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table:	(181,174)	(110,573)	(73,666)
Addition of service costs and prior service costs:	171,861	105,729	69,887
Compensation Actually Paid (CAP)	$957,200	$1,597,023	$1,021,790

(5)

Cumulative TSR is calculated by dividing the sum of the cumulative amount of dividends for the measurement period (determined in accordance with Item 402(v) of SEC Regulation S-K), assuming dividend reinvestment, and the difference between the Company’s common share price at the end and the beginning of the measurement period by the Company’s common share price at the beginning of the measurement period.

(6)

Represents the weighted peer group cumulative TSR, weighted according to the respective companies’ stock market capitalization at the beginning of each measurement period for which a return is indicated. The peer group used for this purpose is the Company’s peer group as defined in the section captioned “EXECUTIVE COMPENSATION – Compensation Discussion and Analysis.” The same financial services holding companies were included in the Company’s Compensation Peer Group disclosed in the section captioned “EXECUTIVE COMPENSATION – Compensation Discussion and Analysis” in the Company’s Proxy Statement for each of the 2022 Annual Meeting and the 2021 Annual Meeting of Shareholders.

(7)	The dollar amounts reported represent the amount of net income (in thousands) reflected in the Company’s audited consolidated financial statements for the applicable year.

(8)

While the Company uses numerous financial and non-financial performance measures for the purpose of evaluating performance for the Company’s compensation programs, we have determined that Core Return on Average Assets (“Core ROAA”) is the financial performance measure that, in Company's opinion, represents the most important performance measure (that is not otherwise required to be disclosed in this table) we used to link compensation actually paid to the Company’s NEOs for the most recently completed fiscal year to the Company's performance. Our Compensation Committee believes Core ROAA is the most comprehensive and consistent measure of profitability and the least likely to be impacted by items that can conflict with optimal performance. Use of Core ROAA eliminates the impact of nonrecurring items such as merger charges. Set forth below are the most important financial performance measures we used to link compensation actually paid to the CEO and Other NEOs to our performance for the year ended December 31, 2022:

                       ●   Core ROAA

                       ●   Efficiency Ratio

                       ●   Attainment of a target tangible book value per share.

Grants of Plan-Based Awards

The following table represents the grants of awards to the Named Executive Officers in 2022:

Grants of Plan-Based Awards
		Estimated future payouts under non-equity incentive plan awards			Estimated future payouts under equity incentive plan awards
Name	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum	All other stock awards: Number of shares of stock or units	All other stock awards: Number of securities underlying options	Exercise or base price of option awards	Grant date fair value of stock and option awards
		($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/share)	(#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Frank Sorrentino III	3/25/2022				7,546	15,092	22,638	22,637			$1,237,512
William S. Burns	3/25/2022				2,127	4,253	6,380	6,380			348,762
Elizabeth Magennis	3/25/2022				2,287	4,573	6,860	6,860			375,002
Christopher Ewing	3/25/2022				1,784	3,567	5,351	5,351			292,511
Michael O'Malley	3/25/2022				934	1,867	2,801	2,801			153,110

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth, for each of the Named Executive Officers, information regarding outstanding stock options and stock awards as of December 31, 2022:

Outstanding Equity Awards at Fiscal Year-End
	Option Awards					Stock Awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) un-exercisable	Equity incentive plan awards: Number of securities underlying unexercised unearned options	Option exercise price	Option expiration date	Number of shares or units of stock that have not vested	Market value of shares or units of stock that have not vested	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested
	(#)	(#)	(#)	($)	(#)	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Frank Sorrentino III	-	-	-	$-	n/a	32,770	793,362	92,972	$2,250,858
William S. Burns	-	-	-	-	n/a	10,248	248,104	22,620	547,624
Elizabeth Magennis	-	-	-	-	n/a	10,306	249,508	22,958	555,819
Christopher Ewing	-	-	-	-	n/a	8,789	212,782	24,807	600,584
Michael O'Malley	-	-	-	-	n/a	-	-	1,867	45,200

Options Exercised and Stock Vested

The following table sets forth certain information regarding exercises of options or vesting of shares during the Company’s fiscal year ended December 31, 2022 by our Named Executive Officers:

Option Exercises and Stock Vested
	Option awards		Stock awards
Name	Number of shares acquired on exercise	Value realized on exercise	Number of shares acquired on vesting	Value realized on vesting
	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)
Frank Sorrentino III	-	$-	58,668	$1,911,756
William S. Burns	-	-	18,221	593,731
Elizabeth Magennis	-	-	17,699	576,604
Christopher Ewing	-	-	15,665	510,462
Michael O'Malley	-	-	-	-

Nonqualified Deferred Compensation

Supplemental Executive Retirement Plan

Each participants listed below are parties to a Supplemental Executive Retirement Plan Agreement and a Split Dollar Life Insurance Agreement. Each of Messrs. Sorrentino and Burns and Ms. Magennis are also parties to a 2021 Supplemental Executive Retirement Plan Agreement dated April 1, 2022 that augments and supplements the original Supplemental Executive Retirement Plan Agreement. Subject to their terms and conditions, each Supplemental Executive Retirement Plan agreement and 2021 Supplemental Executive Retirement Plan Agreement is an unfunded promise intended to provide each of the participants with certain supplemental benefits upon retirement, or if earlier, upon his or her separation from service for certain qualifying terminations of employment. The amount and timing of payment of the supplemental retirement benefits vary based on a number of factors, including, among others, the participant’s age, the reason for any separation from service, and whether the participant has met the vesting requirements set forth in the agreement at the time of any payment triggering event.

The benefit amount payable to each Participant is a certain percentage of the Executive’s final salary, as defined in the Plan, exclusive of bonus, incentive compensation, and benefits as of the date of the termination of employment), as follows:

Participant	Final Salary Percentage
Frank Sorrentino III	37.5%
William S. Burns	30.0
Elizabeth Magennis	30.0
Christopher Ewing	20.0

Split Dollar Life Insurance Agreement

Pursuant to each of the Split Dollar Life Insurance Agreements, each named executive officer’s designated beneficiary will be entitled to share in the death proceeds payable under a life insurance policy owned by the Bank in the event of the participant’s death while the Agreement remains in effect. The amounts payable to the participants’ beneficiaries vary among the participants, and the age at which a participant dies.

The following table sets forth certain information regarding nonqualified deferred compensation benefits to the Named Executive Officer of the Company during the Company’s fiscal year ended December 31, 2022:

Nonqualified Deferred Compensation
Name	Executive contributions in 2022	Registrant contributions in 2022	Aggregate earnings in 2022	Aggregate withdrawals/ distributions	Aggregate balance at last 2022
(a)	($) (b)	($) (c)	($) (d)	($) (e)	($) (f)
Frank Sorrentino III		685,309			1,349,008
William S. Burns		470,779			913,626
Elizabeth Magennis		149,540			271,527
Chris Ewing		104,468			383,688

Director Compensation

The following table sets forth certain information regarding compensation earned by or paid to the Directors during the Company’s fiscal year ended December 31, 2022:

Director Compensation
	Fees earned or paid in cash	Stock Awards	Options awards	Non-equity incentive plan compensation	Change in pension value and nonqualified deferred compensation earnings	All other compensation	Total
Name	($)	($)	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Frank W. Baier	$124,000	$53,000	$-	$-	$-	$-	$177,000
Stephen T. Boswell	134,250	53,000	-	-	-	-	187,250
Frank Huttle III	88,375	53,000	-	-	-	-	141,375
Michael Kempner	60,250	53,000	-	-	-	-	113,250
Nicolas Minoia	127,250	53,000	-	-	-	-	180,250
Joseph Parisi Jr.	47,000	53,000	-	-	-	-	100,000
William A. Thompson	71,250	53,000	-	-	-	-	124,250
Daniel Rifkin	96,750	53,000	-	-	-	-	149,750
Katherin Nukk-Freeman	71,250	53,000	-	-	-	-	124,250
Mark Sokolich	60,250	53,000	-	-	-	-	113,250
Anson Moise	60,250	53,000	-	-	-	-	113,250

We pay the non-employee members of the Company’s Board an annual fee of $49,000. Board members serving on committees also receive $1,000. Committee Chairs also receive an additional stipend for this service in this role. Our Directors are also eligible to participate in our equity compensation plans. Each board member was awarded 1,911 restricted shares subject to forfeiture in 2022.

Interest of Management and Others in Certain Transactions; Review, Approval or Ratification of Transactions with Related Persons

We utilize the MWW Group to provide advertising and public relations assistance and advice. Michael Kempner, one of our directors, is the President and CEO of the MWW Group, Inc. During 2022, we paid the MWW Group a total of $266,015 for its services, including marketing, branding and related services. We believe the fees charged the Bank by the MWW Group are at least as favorable to the Bank as we could receive from an unaffiliated third party. We have continued to use the services of the MWW Group during 2022.

We utilize Otterstedt Insurance Agency (“Otterstedt”), of which Joseph Parisi, Jr. (who was on our Board of Directors until his passing in October 2022) served as Chairman of the Board and CEO. During 2022, we paid Otterstedt a total of $203,382 in commissions attributable to Otterstedt. We believe the commissions charged the Bank by Otterstedt are at least as favorable to the Bank as we could receive from an unaffiliated third party. We have continued to use Otterstedt during 2023.

Members of our Board of Directors, including our Chairman and CEO Frank Sorrentino III and Messrs. Boswell, Huttle, and Kempner, are, either directly or through their interests in family limited liability companies, members of a limited liability company that is the sole member of a limited liability company that owns our John Street, Hackensack branch locations, which are leased by the Bank. Our Board members collectively own 44.4% of the membership interests in this limited liability company. Each of Messrs. Sorrentino, Huttle, Boswell and Kempner owns an 11.1% interest in the limited liability company. No director is the managing member or a manager or officer or any of the limited liability companies which serve as the landlords or the parent limited liability company. The lease for our John Street, Hackensack branch has a term ending on December 31, 2026. The Bank has the option to extend the lease term for up to one additional five-year period. The initial rent for the branch was $148,000 per year, and the rent will increase annually by the greater of 2.50% or the rate of increase of the consumer price index for the greater New York metropolitan area. During any option period, the rent will be reset to the greater of the prior year’s rent or the “market rent”, as defined in the lease, and will then increase annually by the greater of 2.50% or the rate of increase of the consumer price index for the greater New York metropolitan area. For 2022, the Bank paid a total rent of $209,477 for the John Street, Hackensack branch.

Nicholas Minoia, a member of our Board of Directors, is a member of a limited liability company which owns our Summit, New Jersey branch. Mr. Minoia owns approximately 50% of the membership interests in this limited liability company, and serves as its manager. The lease for the Summit branch has a term ending on February 1, 2024. The Bank has the option to extend the lease term for up to three additional five-year periods, or a total of fifteen additional years. The initial rent for the branch was $81,000 per year, and the rent will increase as set forth in the lease. During any option period, the rent will be as per the amounts set forth in the lease. For 2022, the Bank paid a total rent of $137,269 for the Summit, New Jersey branch.

Daniel Rifkin, a member of our Board of Directors, is a member of a limited liability company which owns the Bardonia branch. Mr. Rifkin owns approximately 50% of the membership interests in this limited liability company, and does not serve as its managing member. The lease for the Bardonia branch has a term ending on August 31, 2028. The Bank has the option to extend the lease term for one additional five-year period. The rent paid by the Bank in 2022 was $275,284, and will increase three (3%) percent yearly, including any extension terms. In the event that the Bank exercises the option to terminate occupancy rights to the second floor office space, the rent will be adjusted as set forth in the lease.

Mr. Rifkin is also a member of a separate limited liability company which owns the Blauvelt branch. Mr. Rifkin owns approximately 50% of the membership interests in this limited liability company, and does not serve as its managing member. The lease for the Blauvelt branch has a term ending on February 28, 2028. The rent paid by the Bank in 2022 was $105,753 with increases as set forth in the lease.

PROPOSAL 2
AMENDMENT TO THE 2017 EQUITY COMPENSATION PLAN

The Board of Directors has approved for submission a proposed amendment to the Company’s 2017 Equity Compensation Plan (the “Plan”), increasing the number of shares that may be issued under the Plan from 750,000 to 1,200,000 (the “Amendment”).

At adoption, the Plan was approved by Company’s shareholders at the 2017 Annual Meeting to authorize the Company to issue stock options, restricted stock, deferred stock and/or performance units to eligible participants (“Awards”). The Board of Directors continues to believe, as it did at adoption, that management and employees should have an equity stake in the Company, and that equity should be a significant part of management’s compensation. The Board believes that this will ensure that the interests of management and the shareholders are closely aligned.

The Plan was originally created to permit Awards for up to 750,000 shares. As of April 3, 2023, 690,791 shares have been granted, leaving only 59,209 shares available for future awards. Accordingly, the Board is unable to effectively use equity awards as an incentive to attract and retain management as we continue to grow. Therefore, the Board has unanimously recommended and submitted for shareholder approval an amendment to the Plan to amend and restate clause (a) of Section 5 of the Plan so that the number of shares (or equivalents) issuable under the plan will increase by 450,000, so that the maximum number of shares issuable under the Plan will be 1,200,000. No other changes are being made to the Plan, and the other terms and conditions of the Plan will remain as approved by the shareholders at the 2017 Annual Meeting.

The Company believes that the Amendment will improve the Company’s ability to attract and retain talented management.

Required Vote

IN ORDER FOR THE AMENDMENT TO BE APPROVED, THE AFFIRMATIVE VOTE OF A MAJORITY OF THE SHARES OF COMMON STOCK CAST AT THE ANNUAL MEETING IS REQUIRED.

UNLESS MARKED TO THE CONTRARY, THE SHARES REPRESENTED BY THE ENCLOSED PROXY CARD, IF EXECUTED AND RETURNED, WILL BE VOTED “FOR” APPROVAL OF THE AMENDMENT.

Recommendation

THE BOARD OF DIRECTOS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE AMENDMENT.

PROPOSAL 3

APPROVAL, ON AN ADVISORY BASIS, OF COMPENSATION OF THE COMPANY’S

EXECUTIVE OFFICERS

Under Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, companies with securities registered with the Securities and Exchange Commission under the Exchange Act are required to provide shareholders the opportunity to vote on a non-binding advisory proposal to approve the compensation of executives. The Company has determined to implement this requirement by providing shareholders with a simple vote that indicates their position (by a yes or no vote) with respect to our executive compensation.

Our Board of Directors annually reviews and approves corporate and/or individual goals and objectives relevant to the compensation of our executive officers, evaluates performance in light of those goals and objectives, and determines compensation levels based on this evaluation, as described elsewhere in this proxy statement. In determining any long-term incentive component of compensation, the Board will consider all such factors as it deems relevant, such as performance and relative shareholder return, the value of similar incentive awards at comparable companies and the awards granted in previous years. We also believe that both the Company and shareholders benefit from these compensation policies.

The Board recommends that shareholders approve, in an advisory vote, the following resolution:

“Resolved, that the shareholders approve the executive compensation of the Company, as described in this proxy statement, including the tabular disclosure regarding executive officers in this Proxy Statement.”

Because your vote is advisory, it will not be binding upon the Board. However, the Board will take into account the outcome of the vote when considering future executive compensation arrangements.

RECOMMENDATION

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE ADVISORY PROPOSAL SET FORTH ABOVE.

PROPOSAL 4

RATIFICATION OF INDEPENDENT AUDITORS

The Audit and Risk Committee has appointed the firm of Crowe LLP to act as our independent registered public accounting firm and to audit our consolidated financial statements for the fiscal year ending December 31, 2023. This appointment will continue at the pleasure of the Audit and Risk Committee and is presented to the shareholders for ratification as a matter of good governance. In the event that this appointment is not ratified by our shareholders, the Audit and Risk Committee will consider that fact when it selects independent auditors for the following fiscal year.

Crowe LLP has served as our independent registered public accounting firm since July 1, 2014, and one or more representatives of Crowe LLP will be present at the Annual Meeting. These representatives will be provided with an opportunity to make a statement at the Annual Meeting if they desire to do so and will be available to respond to appropriate questions from shareholders.

The following table sets forth a summary of the fees billed or expected to be billed to the Company by Crowe for professional services rendered for the years ended December 31, 2022 and 2021.

PRINCIPAL ACCOUNTING FIRM FEES

Aggregate fees billed to the company for the fiscal years ended December 31, 2022 and 2021 by the Company’s principal accounting firm are shown in the following table:

	Fiscal Year Ended
	December 31
	2022	2021
Audit Fees	$773,000	$715,900
Audit Related Fees	-	50,000
Tax Fees (1)	19,883	28,820
Other Fees	31,210	158,892
Total Fees	$824,093	$953,612

(1)	Consists of tax filing and tax related compliance and other advisory services.

Required Vote

THE PROPOSAL TO RATIFY THE SELECTION OF CROWE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2023 FISCAL YEAR REQUIRES AN AFFIRMATIVE VOTE OF THE MAJORITY OF THE SHARES REPRESENTED ONLINE OR BY PROXY AT THE ANNUAL MEETING AND ENTITLED TO VOTE ON THE PROPOSAL.

Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE RATIFICATION OF CROWE LLP AS THE COMPANY’S INDEPENDENT AUDITORS

SHAREHOLDER PROPOSALS

Proposals of shareholders to be included in the Company’s 2024 proxy material must be received by the secretary of the Company no later than January 23, 2024.

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than ten percent shareholders are required by regulations of the Securities and Exchange Commission to furnish the Company with copies of all Section 16(a) forms they file. The Company believes that all persons associated with the Company and subject to Section 16(a) have made all required filings on a timely basis for the fiscal year ended December 31, 2022, except for each of Frank Sorrentino III, William S. Burns, Elizabeth Magennis, Christopher J. Ewing, and Laura Criscone; one transaction occurring on March 23, 2022, and three transactions occurring on March 25, 2022 (the “Delinquent Reports”). Each of the foregoing is related to netting transactions for tax withholding in connection with the vesting of restricted stock granted in prior years. Each of the Delinquent Reports results from a delay in the calculations of the number of shares to be netted out.

OTHER MATTERS

The Board of Directors is not aware of any other matters which may come before the Annual Meeting. However, in the event such other matters come before the meeting, it is the intention of the persons named in the proxy to vote on any such matters in accordance with the recommendation of the Board of Directors.

SCAN TO
VIEW MATERIALS & VOTE

CONNECTONE BANCORP, INC.
C/O BROADRIDGE
P.O. BOX 1342
BRENTWOOD, NY 11717

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com** or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 22, 2023. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/CNOB2023**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 22, 2023. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V10048-P88656 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CONNECTONE BANCORP, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	•	•	•

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Frank Sorrentino III
02) Stephen T. Boswell
03) Frank W. Baier
04) Frank Huttle III
05) Michael Kempner
06) Elizabeth Magennis
07) Nicholas Minoia
08) Anson M. Moise
09) Katherin Nukk-Freeman
10) Daniel Rifkin
11) Mark Sokolich
12) William A. Thompson

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.

NOTE: In their discretion, such other business as shall properly come before the meeting.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

V10049-P88656

CONNECTONE BANCORP, INC.
Revocable Proxy for Annual Meeting
of Shareholders May 23, 2023
Solicited on behalf of the Board of Directors

The undersigned hereby appoints the Board of Directors of ConnectOne Bancorp, Inc. (the "Company"), and each of them to vote all of the shares of the Company standing in the undersigned's name at the Annual Meeting of Shareholders of the Company and any adjournment thereof. The undersigned hereby revokes any and all proxies heretofore given with respect to such meeting. This year's Annual Meeting will be a completely virtual meeting of shareholders, which will be conducted via live webcast. You will be able to participate in the Annual Meeting, vote and submit your questions during the Annual Meeting via live webcast by visiting www.virtualshareholdermeeting.com/CNOB2023. Because the Annual Meeting is virtual and being conducted via live webcast, shareholders will not be able to attend the Annual Meeting in person. Details regarding how to participate in the meeting online and the business to be conducted at the meeting are more fully described in the accompanying proxy statement.

This proxy will be voted as specified above. If no choice is specified, the proxy will be voted "FOR" Management's nominees to the Board of Directors, "FOR" the amendment to the Company's 2017 Equity Compensation Plan, "FOR" the non-binding advisory resolution approving the Company's executive compensation, and "FOR" ratification of the appointment of Crowe LLP as the Company's independent registered public accountants.

Continued and to be signed on reverse side